EXHIBIT 2.1

EXECUTION COPY

DATED	4 AUGUST 2014

MARC VAN MOERBEKE

(VENDOR)

- AND -

MACDERMID AGRICULTURAL SOLUTIONS HOLDINGS B.V.

(PURCHASER)

- AND -

PLATFORM SPECIALTY PRODUCTS CORPORATION

(GUARANTOR)

AGREEMENT

relating to
the sale and purchase of 100% of the issued share capital of

PERCIVAL SA

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION		8
	1.1	Definitions	8
	1.2	Interpretation	16
2.	SALE AND PURCHASE		17
	2.1	Sale and purchase	17
	2.2	Sale free from all Encumbrances	17
	2.3	Sale with all rights	17
	2.4	Waiver	17
3.	CONSIDERATION		18
	3.1	Purchase Price	18
	3.2	Calculation	18
	3.3	Estimated Closing Net Cash and Closing Working Capital	21
	3.4	Payment of the Purchase Price	21
4.	CONDITIONS PRECEDENT		23
	4.1	Conditions Precedent	23
	4.2	Waiver of the Conditions Precedent	23
	4.3	Cooperation	24
5.	TERMINATION		24
	5.1	Termination	24
	5.2	Consequences of Termination	24
6.	CLOSING		25
	6.1	Date of Closing	25
	6.2	Place of Closing	25
	6.3	Deliveries	25
	6.4	Simultaneous completion actions	27
7.	MAKING OF AND RELIANCE ON THE WARRANTIES		27
	7.1	Warranties	27
	7.2	Disclosures	27
	7.3	Date of the Warranties	27
	7.4	Knowledge or awareness	28
	7.5	Waiver by Vendor	28
	7.6	No other warranties	28
8.	WARRANTIES		28
	8.1	Capacity	28
	8.2	Consents and Valid Obligations	28
	8.3	No Breach	28
	8.4	Organisation of the Group	29
	8.5	Corporate Records	29
	8.6	Compliance with articles of association	30
	8.7	Shares	30
	8.8	Accounts	30
	8.9	Management of the Group Companies since 1st January 2014	31
	8.10	Guarantees and comfort letters	31
	8.11	Indebtedness, loans, bank accounts, derivatives and grants	31
	8.12	Assets	32
	8.13	Real property	32
	8.14	Intellectual property	33
	8.15	Information Technology	34
	8.16	Data Processing	34
	8.17	Tax matters	34
	8.18	Employees	35

	8.19	Litigation	36
	8.20	Insurance	36
	8.21	Legal compliance	37
	8.22	Product quality	38
	8.23	Suppliers and customers	38
	8.24	Contracts and commitments	38
	8.25	Product Registrations	39
	8.26	Anti-competitive arrangements	39
	8.27	Secret or confidential information or property	40
	8.28	Relations with the Vendor	40
	8.29	Environmental matters	40
	8.30	Commercial bribery - Fraud	40
	8.31	Brokers	41
9.	REMEDIES		41
	9.1	Indemnification	41
	9.2	Method of asserting a Loss	41
	9.3	Limitation of the Vendor indemnification obligations	42
	9.4	Notice of a Loss	43
	9.5	Mitigation	43
	9.6	Time limitations	43
	9.7	Third party claim	43
	9.8	Disagreement	44
	9.9	Payment	44
	9.10	Exclusive remedy	44
10.	SPECIFIC INDEMNITIES		45
	10.1	Transaction bonus – Taxes – Restructuring – Machelen Pollution	45
	10.2	Information and others	45
	10.3	Set-off	45
	10.4	Indemnification	46
11.	PURCHASER WARRANTIES		46
	11.1	Corporate organisation	46
	11.2	Capacity	46
	11.3	Consents and Competition clearance	46
	11.4	Financing	46
	11.5	Entitlement to purchase	47
	11.6	Remedies	47
12.	GUARANTEE		47
	12.1	Guarantee	47
	12.2	Guarantor’s warranties	48
13.	PRE-CLOSING COVENANTS		48
	13.1	Management in the ordinary course of business / access to info	48
	13.2	Specific restrictions	49
	13.3	Notice of any change	50
	13.4	Restructuring	51
	13.5	Insurance policy	51
	13.6	Managed Accounts Agreement	51
14.	POST-CLOSING COVENANTS		52
	14.1	Definition of Business	52
	14.2	Non-compete covenant	52
	14.3	Non-Solicitation of employees	52
	14.4	Discharge of liability	52
	14.5	Tax Matters	53

	14.6	Enforcement by the Group Companies	53
	14.7	Right of first refusal to acquire the Agorive Land I and the Agorive Land II	53
	14.8	Put option to sell the Original PSP Securities	53
	14.9	Original PSP Securities transfer restrictions	54
15.	CONFIDENTIALITY - ANNOUNCEMENTS		54
	15.1	Confidentiality	54
	15.2	Announcement	54
16.	INDEMNIFICATION		54
17.	FURTHER ASSURANCE AND ATTORNEY		55
18.	MISCELLANEOUS		55
	18.1	Successors and Assignment	55
	18.2	Entire Agreement	56
	18.3	Waiver and Amendments	56
	18.4	Agreement Continues In Force	56
	18.5	Severability	56
	18.6	Notices	56
	18.7	Costs	58
	18.8	Interest on due amounts	58
	18.9	Counterparts	59
	18.10	Governing Law and Jurisdiction	59

TABLE OF SCHEDULES

Schedule 6.3.1.3(iii):	Template letters of resignation
Schedule 8.4.3	Articles of association
Schedule 8.4.4:	Foreign establishments
Schedule 8.8.1:	Accounts
Schedule 8.8.2	Non audited accounts
Schedule 8.9.2:	Actions since 1st January 2014
Schedule 8.10	Guarantees and Comfort letters
Schedule 8.11.1:	Financial facilities
Schedule 8.11.3:	Bank accounts
Schedule 8.11.5	Grants, Subsidies and Financial Assistance
Schedule 8.13.1:	Owned Properties
Schedule 8.13.5	Claims, Encumbrances and Expropriation Proceedings
Schedule 8.13.6:	Rented Properties
Schedule 8.14.3:	Registered IP
Schedule 8.14.5	Employees IP
Schedule 8.17.4	Tax audit
Schedule 8.18.1:	Collective bargaining agreements
Schedule 8.18.2:	Employees

Schedule 8.18.3:	Employment contracts
Schedule 8.18.5:	Benefits
Schedule 8.18.8:	Notices of redundancy or dismissal
Schedule 8.18.9:	Redundancies since 1st January 2014
Schedule 8.18.10:	Outstanding employee disputes
Schedule 8.19:	Litigations
Schedule 8.20	Insurance
Schedule 8.22.2	Product recall
Schedule 8.23.1	Top 20 suppliers
Schedule 8.23.2	Top 20 customers
Schedule 8.24.1.5:	Change of control
Schedule 8.24.1.6:	Business restrictions
Schedule 8.24.1.7:	JV and partnerships
Schedule 8.25:	Product registrations
Schedule 8.28.1:	Related party agreements
Schedule 8.28.2:	Related party agreements to be terminated at Closing
Schedule 8.29.3:	Contamination

AGREEMENT

This Agreement is made on 4 August 2014, among:

(1)	Marc Van Moerbeke, a Belgian citizen, born on 5 October 1942 in Antwerp, Belgium, domiciled c/o Banque Degroof at 44, rue de L'Industrie, 1040 Brussels, Belgium (the Vendor);

(2)
MacDermid Agricultural Solutions Holdings B.V., a limited liability company incorporated and organized under the laws of The Netherlands, having its office at Bredaseweg 185 box 150, 4872 LA/4870 AD Etten Leur, The Netherlands (the Purchaser); and

(3)	Platform Speciality Products Corporation, a Delaware corporation, having its office at 245 Freight Street, Waterbury, CT 06702, USA (the Guarantor).

RECITALS:

A.
Percival SA (the Company) is a société anonyme / naamloze vennootschap incorporated and organized under the laws of Belgium, with a share capital of EUR 8,768,585.00, having its registered office at 22, rue Van Eyck, 1000 Brussels, Belgium, registered with the legal entity registry of Brussels under enterprise number 0474.386.517.

The Vendor wishes the Company, as part of the Restructuring (as defined below), to be merged with its current subsidiaries (i) Demetteir NV, a société anonyme / naamloze vennootschap incorporated and organized under the laws of Belgium, having its registered office at Bartstraat 34, 2560 Nijlen, Belgium, registered with the legal entity registry of Antwerp under enterprise number 0459.407.242 (Demetteir NV) and (ii) Incitatus SA, a société anonyme / naamloze vennootschap incorporated and organized under the laws of Belgium, having its registered office at 22, rue Van Eyck, 1000 Brussels, Belgium, registered with the legal entity registry of Brussels under enterprise number 0837.832.451 (Incitatus SA), prior to the Closing Date, so that at Closing the share capital of the Company shall be comprised of 11,410 shares (the Shares), all allocated to Marc Van Moerbeke, on a fully diluted basis.

The Company operates through the Group an agrochemical business, primarily under the “Agriphar” trade name.

Further information relating to the Company as at the Signing Date is set out in Schedule A.

B.
The Vendor has agreed to sell to the Purchaser and the Purchaser has agreed to purchase from the Vendor the Shares, in order to own, free from all Encumbrances, on a fully diluted basis, one hundred percent (100%) of the share capital of the Company, upon the terms and conditions set out in this Agreement.

IT IS AGREED:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement the following words and expressions shall (except where the context otherwise requires) have the following meanings:

Word/Expressions	Meanings
Accounting Standards	The generally accepted accounting principles and practices in the relevant jurisdictions as consistently applied by the relevant Group Companies for the preparation of their financial statements;
Accounts
The individual audited financial statements (balance sheet, profit and loss statement, income statement, statement of cash flows, where applicable, and notes on the accounts, including off-balance sheet liabilities) of the Group Companies as of the respective Accounts Date and for the period starting on 1st January 2013, 2012 and 2011 respectively, and ending on the respective Accounts Date, a copy of which is attached as Schedule 8.8.1 (including a copy of the auditor reports);

Accounts Date	31 December 2013, 31 December 2012 respectively 31 December 2011;
Acquisition Documents	This Agreement and any document entered into pursuant to this Agreement;
Acquisition Molécule OO
Acquisition of the full dossier for the future submission of Molecule OO as an insecticide, fungicide and growth regulator in Europe;  Molecule OO is a bio substitute to major agrochemicals used in fruit crops and is biodegradable and bee friendly;

Agorive Land I
The land located at Seraing, Rue Rénory +28, Belgium (having a surface area of 7,917 sqm) on which the main office buildings (including extension) and parking extension of the Group have been erected, which are owned by ING Lease Belgium pursuant to a building right (opstal / superficie) and leased back to Chimac SA.

Agorive Land II	All the real estate properties owned by Agorive SA within the industrial site in Ougrée less Agorive Land I.
Agreement	This agreement;
Authority
Any international, national, foreign, state, regional, departmental, municipal or local body with executive, legislative, judicial, regulatory, or administrative authority (including any ministry, department, agency, office, organization or other subdivision thereof and any person having received delegated authority from any of the foregoing), as well as any court, arbitrator or tribunal or other judicial authority and social security organism and any related organization;

Word/Expressions	Meanings
Base Purchase Price	The meaning set forth in Subsection 3.1;
BCC	The Belgian Companies Code;
Business	The meaning set forth in Subsection 14.1;
Business Day	A day other than a Saturday or Sunday on which banks are open for commercial business in Brussels, Belgium and New York, USA;
Cap	The meaning set forth in Subsection 9.3.3;
Closing	The performance of all the obligations of the Parties to this Agreement set out in Section 6;
Closing Accounts
The consolidated financial statements (balance sheet and profit and loss statement) of the Group Companies as of the close of business on the Closing Date and for the period starting on 1st January 2014 (such date included) and ending on the close of business on the Closing Date, to be prepared as provided in Subsection 3.2.2;

Closing Date	The meaning set forth in Subsection 6.1;
Closing Net Cash	The amount of the cash balance minus the financial debts of the Group Companies, as at the close of business on the Closing Date, to be calculated in accordance with Schedule B;
Closing Purchase Price	The meaning set forth in Subsection 3.4.1;
Closing Working Capital	The excess of the current assets over the current liabilities of the Group Companies, as at the close of business on the Closing Date, to be calculated in accordance with Schedule B;
Company	Percival SA;
Conditions Precedent	The conditions precedent set forth in Section 4;
Confidential Information
Information relating to, or connected with, the business, IP, customers or financial or other affairs of the Group Companies or, as applicable, the Purchaser and its affiliates, details of which are not at any time in the public domain;

Dangerous Substance
Any natural or artificial substance or thing (whether in a solid, liquid, gas, vapour or other form) that is capable (alone or in combination) of causing harm to man or any other living organism or of damaging the Environment or public health or welfare (including controlled, clinical, special or hazardous waste, polluting, toxic or dangerous substances, radiation, noise, vibration, electricity and heat);

Word/Expressions	Meanings
Disclosure	The meaning set forth in Subsection 7.2.1;
Dispute Notice	The meaning set forth in Subsection 3.2.4.1;
Dispute Notice Period	The meaning set forth in Subsection 3.2.4.1;
Encumbrance
Any mortgage, charge, pledge, lien, option, restriction, equity, right to acquire, right of pre-emption, proceedings, claim, limitation, trust, attachment, third party right or interest,  entitlement to beneficial ownership (including usufruct and similar entitlements), other encumbrance or security interest of any kind or any other type of preferential arrangement (including, without limitation, a title transfer and retention arrangement) having similar effect;

Environment
Any or all of the following media: air (including air within any building or other natural or man-made structure whether above or below ground), water (including surface waters, underground waters, groundwater, coastal and inland waters and water within any natural or man-made structure), land (including land under water, surface land and sub-surface land), flora, fauna, ecosystems and man;

Environmental Law
Any and all applicable Laws, interpretations of any Laws by any Authority and international and EU treaties concerning the protection of the Environment, human health or welfare, the conditions of the workplace or the generation, transportation, storage, treatment or disposal of any Dangerous Substance;

Estimated Closing Net Cash	The meaning set forth in Subsection 3.3.1;
Estimated Closing Working Capital	The meaning set forth in Subsection 3.3.2;
Fairly Disclosed
Any event, fact, circumstances or information disclosed in the Disclosures in a manner which allows the Purchaser, as a reasonably skilled purchaser, or its professional advisors to reasonably identify an exception to any Warranty as well as the financial impact thereof;

GAAP	The generally accepted accounting principles and practices in the designated jurisdiction as consistently applied;
Group
The Company and the other Group Companies as set forth in the charts attached hereto as Schedule C respectively setting out the Group (i) as of the Signing Date until completion of the Restructuring (ie, in relation to such period also referring to Demetteir NV and Incitatus SA) and (ii) as of the date of completion of the Restructuring (after absorption of Demetteir NV and Incitatus SA by the Company);

Group Companies	The companies forming the Group;

Word/Expressions	Meanings
Guarantor	Platform Speciality Products Corporation;
Incitatus SA
Incitatus SA, a société anonyme incorporated and organized under the laws of Belgium, having its registered office at 22, rue Van Eyck, 1000 Brussels, Belgium, registered with the legal entity registry of Brussels under enterprise number 837.832.451;

Insurance Policy	The meaning set forth in Subsection 5.1.2;
IP
Formulations, patents, rights in inventions, software, know-how and trade secrets, copyright and related rights, moral rights, registered designs, design rights, database rights, trademarks and service marks, trade names, business names, brand names, get-up, logos, domain names and URLs, goodwill, rights under licenses and consents, and any other intellectual property rights (in each case, whether or not registered, and including all applications to register and rights to apply to register any of them and all rights to sue for any past or present infringement of them);  and all rights or forms of protection having equivalent or similar effect in any jurisdiction;

IT
Computer systems, data processing systems, communication systems, and other information storage or processing systems and the components thereof (including, software, hardware, networks, scanners, data storage devices, printers, firmware, dedicated power supplies, cabling, peripherals, etc.) and associated documentation;

Judgments	Any judgments, orders, rulings or awards of any court, arbitrator or other judicial or administrative authority;
Laws
Any laws, decrees, statutes, treaty, by-law, directives, code of practice, ordinance, circular, rules, regulations, guidance, common law, notice under legislation, injunction, judgment, order, decision or recommendation of any governmental, quasi-governmental, administrative or regulatory authority, body, court or agency, as applicable;

Longstop Date	The meaning set forth in Subsection 6.1;
Loss	The meaning set forth in Subsection 9.1;
Machelen Pollution
Machelen Pollution means the presence of any Dangerous Substances in, at, under, and/or or which was caused at or originated from,  any man-made structure or the Environment located Vilvoordelaan 92, 1830 Machelen (Asphaltco premises previously used by the Group);

Managed Accounts Agreement
Each of the Cash Blocked Account agreement and the PSP Shares Blocked Account agreement, to be entered into between Vendor and Banque Degroof, on or prior to the Closing Date, in accordance with and as set out in the Solvency Letter attached hereto as Schedule H.

Word/Expressions	Meanings
Material Adverse Effect
(i) Any change or effect that, individually or in the aggregate, has had a material adverse effect on the assets, results of operations or financial condition of the Business, taken as a whole; provided that changes or effects, alone or in combination, that arise out of or result from the following, individually or in the aggregate, shall not be considered when determining whether a Material Adverse Effect has occurred: (a) changes in economic conditions, financial or securities markets in general, including any changes in interest or exchange rates, or the industries and markets (including with respect to commodity prices) in which the Business is operated or in which products of the Business are used or distributed, including increases in operating costs (except to the extent such change has a materially disproportionate adverse effect on the Business as compared to other companies which operate in the same industries as the Business), (b) any change in Laws, GAAP or any other generally accepted accounting principles applicable to the Business, or the enforcement or interpretation thereof, applicable to the Business (except to the extent such change has a materially disproportionate adverse effect on the Business as compared to other companies which operate in the same industries as the Business), (c) acts of God (including any hurricane, flood, tornado, earthquake or other natural disaster or any other force majeure event), calamities, national or international political or social conditions, (ii) any breach of the Warranties, or anything occurring which, had it occurred on or before the Signing Date, would have resulted in any of the Warranties being breached, provided in all cases such breach has material consequences (either for any of the Group Companies or for the Purchaser (or both)) which are not remedied within twenty (20) Business Days, but at the latest ten (10) Business Days prior to the Closing Date, or (iii) any update by the Vendor of the Disclosures between the Signing Date and the Closing Date in accordance with clause 7.2.3 exceeding an aggregate value of EUR two hundred fifty thousand (250,000);

Material Contracts	Any contract to which any Group Company is a party, representing individually earnings or expenses of at least EUR five hundred thousand (500,000) per year;
Non-Competition Period	The meaning set forth in Subsection 14.2;
Original Managed Account Cash	The sum of EUR 15,000,000, to be paid to the cash blocked account under the Managed Accounts Agreement as part of the Purchase Price under the Agreement;

Word/Expressions	Meanings
Original PSP Securities
A number of shares of the common stock, par value $0.01 per share, of Guarantor, free and clear of all Encumbrances (other than restrictions on transfer imposed by applicable securities Laws, rules and regulations) equal to the USD Equivalent of EUR fifteen million (15,000,000), based on the volume weighted average price per share of the Guarantor common stock on the New York Stock Exchange for the twenty trading days’ period immediately prior to the third Business Day prior to the Closing Date (as reported by Bloomberg LP for each such trading day, or, if not reported by Bloomberg LP, such other authoritative source mutually agreed by Vendor and Purchaser), to be issued to the Vendor as part of the Purchase Price under the Agreement;

Owned Properties	The meaning set forth in Subsection 8.13.1;
Party/Parties	One or several parties to this Agreement;
Percival SA
Percival SA, a société anonyme incorporated and organized under the laws of Belgium, having its registered office at 22, rue Van Eyck, 1000 Brussels, Belgium, registered with the legal entity registry of Brussels under enterprise number 0474.386.517;

Permits
Any license, permit, permission, registration, permanent certificate of occupancy, authorization, certificate, or other approval from any Authority, required under or in relation to any applicable Laws (including Environmental Laws) with respect to the operations and assets of the Group Companies as currently being conducted or used;

Permitted Changes and Updates	The meaning set forth in Subsection 7.2.3;
Proceedings	Any legal or administrative litigation, action, suit, claim, investigation or inquiry, or any arbitration or other means of alternative dispute resolution;
Product Registrations
Any registrations, licenses or similar governmental authority approvals required under applicable Law for the production, marketing, importation, exportation, formulation, packaging or sale of any product produced, marketed, imported, exported, formulated, packaged or sold by the Business;

Purchase Price	The meaning set forth in Subsection 3.1;
Purchaser	MacDermid Agricultural Solutions Holdings B.V. or any other purchaser following assignment under Subsection 18.1.3;

Word/Expressions	Meanings
Purchaser Group
Each or any of the Purchaser and any company controlling, controlled by, or under common control with the Purchaser, directly or indirectly, at any time (and any reference to "member of the Purchaser Group" or, in the case of any member of the Purchaser Group, to "its group" shall be construed accordingly), for the avoidance of doubt excluding the Group Companies;

"control" has the meaning defined in article 5 and further of the BCC;

Put Option	The meaning set forth in Subsection 14.8.1;
Put Option Consideration	The meaning set forth in Subsection 14.8.1;
Put Option Date	The meaning set forth in Subsection 14.8.1;
Release
Any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing of or migrating into or through the Environment or any natural or man-made structure;

Remedial Action
Any works or action limiting, mitigating, remediating, preventing, removing, ameliorating or containing the presence or effect of any Dangerous Substance in or on the Environment and/or any investigation, sampling or monitoring in connection with any such works or action;

Rented Properties	The meaning set forth in Subsection 8.13.6;
Restructuring	The merger of the Company with Demetteir NV and Incitatus SA after implementation of the other restructuring steps in accordance with Schedule G;
Shares	All the shares comprising the entire share capital of the Company, on a fully diluted basis;
Signing Date	The date of this Agreement;

Word/Expressions	Meanings
Solvency Letter	A letter issued by Banque Degroof to the Purchaser substantially in accordance with the terms and provisions set out in the Solvency Letter attached as Schedule H.
Statement of Closing Net Cash	The meaning set forth in Subsection 3.2.1.2;
Statement of Closing Working Capital	The meaning set forth in Subsection 3.2.1.3;
Target Working Capital	EUR forty seven million twenty thousand five hundred eighty seven (47,020,587);
Tax
Any form of taxation, tax, duty, fine, levies, imposts and social security charges, and any other charge due, payable, imposed, levied, assessed or aimed to be owed by any municipal, regional, national or other authority in any relevant jurisdiction, whether payable directly, indirectly or by withholding, including, without limitation, direct and indirect taxes, income tax, withholding tax, value added tax, insurance premium tax, customs duties, registration and stamp duties, capital tax and other legal transaction taxes, transfer tax, withholding tax in respect of employees, dividend withholding tax, (municipal) real estate taxes, other municipal taxes and duties, environmental taxes and duties, and including any interest for late payment, penalties, surcharges, increases and fines;  and any forms of employer and employee mandatory social security contributions paid or due to all tax, social security or other governmental authority in connection with employment;

Tax Returns
Any report, return, election, statement or other document or similar filing required to be filed with respect to Taxes, including any information return, claim for refund, amended return, or declaration of estimated Taxes;

Third Party Claim	The meaning set forth in Subsection 9.7;
USD Equivalent
With respect to any financial metric not reported in US dollars, the equivalent amount in US dollars resulting from applying the average exchange rates set forth on the relevant Bloomberg currency page, at 4:00 p.m. New York City time for the five Business Days’ period immediately prior to the Closing Date.

Vendor	Marc Van Moerbeke;

Word/Expressions	Meanings
Vendor Group
Any company controlled by Marc Van Moerbeke, directly or indirectly, at any time, and any company controlling, controlled by, or under common control with Percival SA and/or Incitatus SA, directly or indirectly, at any time, except the Group Companies (and any reference to "member of the Vendor Group" or, in the case of any member of the Vendor Group, to "its group" shall be construed accordingly);
"control" has the meaning defined in article 5 and further of the BCC;

Warranties	The representations and warranties set out in Section 8.

1.2	Interpretation

In this Agreement where the context admits:

1.2.1	reference to a statutory provision includes reference to:

1.2.1.1	any order, regulation, statutory instrument or other subsidiary legislation at any time made under it for the time being in force (whenever made);

1.2.1.2	any modification, amendment, consolidation, re-enactment or replacement of it or provision of which it is a modification, amendment, consolidation, re-enactment or replacement;

1.2.2	reference to a section, a subsection or a schedule is to a Section, Subsection or a Schedule of or to this Agreement, respectively;

1.2.3	reference to the Parties to this Agreement includes their respective successors and permitted assigns;

1.2.4	reference to any gender includes the other genders;

1.2.5	words in the singular include the plural and in the plural include the singular;

1.2.6	reference to any professional firm or company includes any firm or company effectively succeeding to the whole, or substantially the whole, of its practice or business;

1.2.7
references to a person shall be construed so as to include any individual, firm, company, government, state or agency of a state or any joint venture, association, partnership, works council or employee representative body (whether or not having separate legal personality);

1.2.8	references to a company shall be construed so as to include any company, corporation or other body corporate or other legal entity, wherever and however incorporated or established;

1.2.9	a person is deemed to be affiliated or connected with another if that person is affiliated or connected with another within the meaning of article 11 of the BCC;

1.2.10	subsidiary and holding company have the meaning given to them in article 6 of the BCC;

1.2.11	the expressions "shall use its best efforts" or "shall use its best endeavours" or any similar shall be construed as an obligation de moyen / middelenverbintenis;

1.2.12
when using the words "shall cause" or "shall procure that" (or any similar expression), the parties intend to refer to the legal concept of "sterkmaking / porte-fort" but also to include a guarantee (on a joint and several basis – "hoofdelijke en ondeelbaar / solidiaire et indivisible") by the relevant Party of the due and timely performance of all actions, agreements and obligations to be performed by any of its affiliates under the terms and conditions of this Agreement;

1.2.13
all time periods referred to in this Agreement, unless otherwise stated, will be counted in days. A "day" is defined as the 24-hour period starting and finishing at midnight. All time periods unless otherwise stated commence at midnight following the triggering event and terminate at midnight following the expiration date, unless this date does not fall on a Business Day, in which case the expiration date is postponed to the next Business Day. If a time period is to be calculated in months or years, the period will start at midnight on the day on which the triggering event occurred and will terminate at midnight preceding the determined monthly or annual anniversary of the triggering event (de quantième à veille de quantième / van de zoveelste tot de dag vóór de zoveelste);

1.2.14	the index and headings are for ease of reference only and shall not affect the construction or interpretation of this Agreement; and

1.2.15	this Agreement incorporates its recitals and the schedules to it.

2.	SALE AND PURCHASE

2.1	Sale and purchase

Upon the terms set forth in this Agreement, subject to the satisfaction or waiver of the Conditions Precedent set forth under Subsection 4.1, on the Closing Date, the Vendor shall sell the Shares to the Purchaser, and the Purchaser shall purchase from the Vendor, the Shares.

2.2	Sale free from all Encumbrances

The Vendor shall sell and the Purchaser shall purchase the Shares, free from all Encumbrances.

2.3	Sale with all rights

The Vendor shall sell and the Purchaser shall purchase the Shares together with all rights of any nature which are now or which may at any time become attached to them or accrued in respect of them, including (without limitation) all dividends and distributions declared, paid or made in respect of them on or after the Closing Date (whether or not these dividends and distributions relate to a period of time before or after the Closing Date).

2.4	Waiver

The Vendor hereby waives any right of pre-emption or other restriction on transfer in respect of the Shares, or any of them, conferred on them under the articles of association of the Company or otherwise.

3.	CONSIDERATION

3.1	Purchase Price

3.1.1
The total consideration payable by the Purchaser to the Vendor for the purchase of the Shares shall be EUR three hundred million (300,000,000) (the Base Purchase Price), and shall comprise (i) a cash payment equal to EUR two hundred seventy million (270,000,000), payable and subject to adjustment as set forth in this Section 3, (ii) the Original Managed Account Cash, and (iii) the Original PSP Securities.

3.1.2
The Base Purchase Price shall be adjusted by (i) the amount of the Closing Net Cash, (ii) the amount of the Closing Working Capital and (iii) the purchase price in respect of the Acquisition Molécule OO, as follows (as adjusted, the Purchase Price):

3.1.2.1	if the amount of the Closing Net Cash is a positive amount (i.e., more cash than debt), the Base Purchase Price shall be increased by the amount of the Closing Net Cash, on a euro for euro basis; or

3.1.2.2
if the amount of the Closing Net Cash is a negative amount (i.e., more debt than cash), the Base Purchase Price shall be decreased by the absolute amount of the Closing Net Cash, on a euro for euro basis; and

3.1.2.3	if the amount of the Closing Working Capital exceeds the Target Working Capital, the Base Purchase Price shall be increased by the amount of such excess, on a euro for euro basis; or

3.1.2.4	if the amount of the Closing Working Capital is less than the Target Working Capital, the Base Purchase Price shall be decreased by the amount of such shortfall, on a euro for euro basis; and

3.1.2.5
the Base Purchase Price shall be increased by the amount of the net purchase price paid by the Group in relation with the Acquisition Molécule OO, on a euro for euro basis, i.e., EUR five million (5,000,000), except if (i) the Acquisition Molécule OO is cancelled and the Group gets a purchase price refund prior to Closing, or (ii) the Acquisition Molécule OO is cancelled prior to Closing and the Group is entitled to a purchase price refund which is still outstanding at Closing and there are in the sole opinion of the Purchaser reasonable reasons to believe that such refund may be at risk, in which case the Vendor shall be entitled to receive such amount immediately upon the Acquisition Molécule OO purchase price refund being made.

3.2	Calculation

3.2.1	Within one hundred and twenty (120) days following the Closing Date, the Purchaser shall prepare and deliver to the Vendor the following documents, all together:

3.2.1.1	the Closing Accounts;

3.2.1.2	a statement of the Closing Net Cash (the Statement of Closing Net Cash); and

3.2.1.3	a statement of the Closing Working Capital (the Statement of Closing Working Capital).

3.2.2	The documents referred to in Subsection 3.2.1 shall be prepared in accordance with the following rules and principles:

3.2.2.1	the Closing Accounts shall be prepared in accordance with the Accounting Standards;

3.2.2.2	the Statement of Closing Net Cash shall be prepared as if the Closing Date were the end of the fiscal year and in accordance with the calculation principles as set out in Schedule B; and

3.2.2.3	the Statement of Closing Working Capital shall be prepared as if the Closing Date were the end of the fiscal year and in accordance with the calculation principles set out in Schedule B.

3.2.3	For the preparation of the documents referred to in Subsection 3.2.1, the Purchaser shall involve the Vendor (and shall cause that the Vendor is involved) as follows:

3.2.3.1
subject to an obligation of confidentiality, the Purchaser shall give the Vendor’s designated accounting firm reasonable access to the offices of the Group Companies for the purpose of preparing, within the same one hundred twenty (120) days period following the Closing Date as set out in Subsection 3.2.1 and at the same time as, but independently from, the Purchaser, the Closing Accounts, the Statement of Closing Net Cash and the Statement of Closing Working Capital;

3.2.3.2
the Purchaser shall give the Vendor’s designated accounting firm, for the purpose of fulfilling its mission as set out in Subsection 3.2.3.1, reasonable access to the Group Companies’ documents, books, data (including hard and soft data) and systems; and

3.2.3.3
as a general rule, the Purchaser shall give the Vendor’s designated accounting firm reasonable access to any documents relating to the Group Companies as the designated accounting firm may need to fulfill its mission as set out in Subsection 3.2.3.1.

3.2.4
In the event of any disagreement by the Vendor with any item of the Closing Accounts, the Statement of Closing Net Cash or the Statement of Closing Working Capital, the contentious part of these documents shall be resolved as follows:

3.2.4.1
the Vendor shall notify (the Dispute Notice) its disagreement to the Purchaser, within sixty (60) days as from delivery to the Vendor of the Closing Accounts, Statement of Closing Net Cash and Statement of Closing Working Capital (the Dispute Notice Period); the Dispute Notice shall state in reasonable detail the item or items in dispute including the applicable amounts and grounds for such disagreement; any items or amounts not included in the Dispute Notice shall be deemed agreed upon by the Vendor; if the Vendor does not notify any Dispute Notice within the required timeframe, it shall be deemed that the Vendor has agreed to the Closing Accounts, the Closing Net Cash, the Closing Working Capital and the resulting Purchase Price calculated as described under Subsection 3.1;

3.2.4.2
after notification of the Dispute Notice, the Purchaser and the Vendor shall endeavour to agree in good faith the items in dispute as set out in the Dispute Notice; if all the items in dispute are resolved by agreement between the Vendor and the Purchaser, the Purchaser and the Vendor shall promptly sign a joint statement which:

(i)	appends a copy of the Closing Accounts adjusted to reflect the agreement of the Vendor and the Purchaser on the disputed items;

(ii)	confirms that such accounts constitute the Closing Accounts for the purposes of this Agreement; and

(iii)	specifies the amounts of the Closing Net Cash and of the Closing Working Capital on which the Parties agreed;

3.2.4.3
if within sixty (60) days of notification of the Dispute Notice, the Purchaser and the Vendor have not agreed on the Closing Accounts, the Closing Net Cash and/or the Closing Working Capital pursuant to Subsection 3.2.4.2, then the Purchaser or the Vendor shall ask KPMG Belgium to act as independent expert (and not as an arbitrator) pursuant to article 1592 of the Belgian Civil Code;

3.2.4.4
in the event KPMG Belgium refuses its mission, the independent expert shall be appointed by mutual agreement of the Vendor and the Purchaser or, if such an agreement cannot be reached within ten (10) days after KPMG Belgium’s refusal, by the Chairman of the Belgian Institute of Auditors (Institut des Réviseurs d'Entreprises/Instituut van de Bedrijfsrevisoren) acting in summary proceedings without appeal, upon the petition of the Purchaser or the Vendor;

3.2.4.5
the mission of the independent expert shall be exclusively limited to the items in dispute as set out in the Dispute Notice for the purposes of the determination of the Closing Net Cash and the Closing Working Capital, as applicable, and, if need be for their determination, the Closing Accounts, in accordance with the Accounting Standards and the calculation principles set out in Schedule B;

3.2.4.6
the Purchaser and the Vendor shall use all commercially reasonable efforts to cause the independent expert to complete its mission within thirty (30) days as from its appointment; provided, however, that (i) the expert shall communicate to the Purchaser and the Vendor a preliminary estimate of the Closing Net Cash and the Closing Working Capital, with reasonable details of calculation, within fifteen (15) days as from its appointment, (ii) the Purchaser and the Vendor shall then, within eight (8) days, make any comments they may have on this preliminary estimate to the expert with a copy to the other, and (iii) the expert shall render its final determination of the Closing Net Cash and the Closing Working Capital after the expiry of the aforementioned seven (7) days period and within the aforementioned thirty (30) days period, and shall notify it to the Purchaser and the Vendor;

3.2.4.7	the determination of the Closing Net Cash and the Closing Working Capital by the independent expert shall be binding on the Purchaser and the Vendor, save for a manifest error of the expert;

3.2.4.8
the Purchaser and the Vendor shall provide the independent expert (or ensure that the expert is provided) with all reasonable information it may require in order to facilitate the performance of its mission; and

3.2.4.9	all the fees and expenses of the expert shall be borne by the Vendor, on the one hand, for half of them, and the Purchaser, on the other hand, for the other half of them.

3.3	Estimated Closing Net Cash and Closing Working Capital

No later than five (5) days prior to the Closing Date, the Vendor shall deliver, along with all pertinent supporting documents, to the Purchaser a certificate setting forth in reasonable details its reasonable and good faith estimates of:

3.3.1	the Closing Net Cash (the Estimated Closing Net Cash); and

3.3.2	the Closing Working Capital (the Estimated Closing Working Capital);

each of which the Purchaser shall be permitted to review. To the extent the Purchaser disagrees with any calculations set forth therein, the Vendor and the Purchaser shall negotiate in good faith to resolve any such disagreement prior to Closing, provided however that if they are not able to resolve any such disagreements, Closing shall take place using the following amounts:

(i)	for the Estimated Closing Net Cash: EUR eight hundred thirty four thousand eight hundred ninety eight (834,898); and

(ii)	for the Estimated Closing Working Capital: EUR forty seven million twenty thousand five hundred eighty seven (47,020,587).

3.4	Payment of the Purchase Price

3.4.1
At Closing, the Purchaser shall transfer, in cash, in immediately available funds, to the bank account of the Vendor as set forth in Schedule D, an amount equal to EUR two hundred seventy million (270,000,000), adjusted as follows (as adjusted, the Closing Purchase Price):

3.4.1.1
if the amount of the Estimated Closing Net Cash is a positive amount (i.e., more cash than debt), the Base Purchase Price shall be increased by the amount of the Estimated Closing Net Cash, on a euro for euro basis; or

3.4.1.2
if the amount of the Estimated Closing Net Cash is a negative amount (i.e., more debt than cash), the Base Purchase Price shall be decreased by the absolute amount of the Estimated Closing Net Cash, on a euro for euro basis; and

3.4.1.3	if the amount of the Estimated Closing Working Capital exceeds the Target Working Capital, the Base Purchase Price shall be increased by the amount of such excess, on a euro for euro basis; or

3.4.1.4
if the amount of the Estimated Closing Working Capital is less than the Target Working Capital, the Base Purchase Price shall be decreased by the amount of such shortfall, on a euro for euro basis; and

3.4.1.5
the Base Purchase Price shall be increased by the amount of the net purchase price paid by the Group in relation with the Acquisition Molécule OO, on a euro for euro basis, i.e., EUR five million (5,000,000), except if (i) the Acquisition Molécule OO is cancelled and the Group gets a purchase price refund prior to Closing, or (ii) the Acquisition Molécule OO is cancelled prior to Closing and the Group is entitled to a purchase price refund which is still outstanding at Closing and there are in the sole opinion of the Purchaser reasonable reasons to believe that such refund may be at risk, in which case the Vendor shall be entitled to receive such amount of EUR five million (5,000,000) immediately upon the Acquisition Molécule OO purchase price refund being made.

3.4.2
At Closing, the Purchaser shall transfer, in cash, in immediately available funds, to the cash blocked account under the Managed Accounts Agreement, an amount equal to the Original Managed Account Cash;

3.4.3	At Closing, the Purchaser shall issue the Original PSP Securities to the Vendor, which will be credited on the PSP shares blocked account under the Managed Accounts Agreement;

3.4.4	Within ten (10) days of the agreement or determination of the Closing Accounts, the Closing Net Cash, the Closing Working Capital and the resulting Purchase Price as provided in Subsection 3.1:

3.4.4.1
if the amount of the Purchase Price is higher than the amount of the Closing Purchase Price, the Purchaser shall transfer, in cash, in immediately available funds, to the bank account of the Vendor as set forth in Schedule D an amount equal to the difference between the Purchase Price and the Closing Purchase Price; or

3.4.4.2
if the amount of the Purchase Price is lower than the amount of the Closing Purchase Price, the Vendor shall transfer, in cash, in immediately available funds, to the bank account of the Purchaser (as indicated by the Purchaser in due time), an amount equal to the difference between the Purchase Price and the Closing Purchase Price.

3.4.5	Any payment pursuant to Subsection 3.4.4 shall accrue interest at the rate of four percent (4%) per annum from the due date until the date of payment, with interest compounding on a daily basis.

4.	CONDITIONS PRECEDENT

4.1	Conditions Precedent

4.1.1
The obligation of the Purchaser to purchase the Shares and the obligation of the Vendor to sell the Shares shall be in all respects subject to the satisfaction of the following conditions precedent (the Conditions Precedent):

4.1.1.1
the Vendor having delivered to the Purchaser (i) the consolidated accounts of the Group Companies (excluding the Company and Incitatus SA) as per December 31, 2013 prepared in accordance with Belgian GAAP and audited by Deloitte Belgium and (ii) the consolidated interim accounts of the Group Companies (excluding the Company and Incitatus SA) as per June 30, 2014 prepared on the same basis in accordance with Belgian GAAP, and the accounts described in (i) being not materially different from the management consolidated accounts as disclosed to the Purchaser in connection with the Transaction as set out in Schedule E;

4.1.1.2	ING Lease Belgium NV having consented in writing to waive the change of control under the sale-and-lease-back relating to the Group’s main office building;

4.1.1.3
the lenders under the Facilities having (i) consented to repayment of the Facilities in full on Closing and (ii) confirmed that all security interests granted in connection with the Facilities will be irrevocably and unconditionally released upon such repayment;

4.1.1.4
no injunction shall have been issued by any court of competent jurisdiction and be in effect that prohibits or enjoins in any material respect the consummation of the transactions contemplated by this Agreement; and

4.1.1.5
insofar any of the key suppliers contracts entered into between the Group Companies and Beneshim, Gharda, Bayer and Dow contain a change of control provision, the parties thereto having consented in writing to waive the change of control.

4.1.2	The Conditions Precedent shall be satisfied on or prior to the Longstop Date.

4.1.3	Notwithstanding article 1179 of the Belgian Civil Code, the satisfaction of the Conditions Precedent will not have any retroactive effect.

4.2	Waiver of the Conditions Precedent

4.2.1
The Condition Precedent set forth in Subsection 4.1.1.4, being for the common benefit of the Purchaser and the Vendor, may be waived only by the Purchaser and the Vendor on or prior to the Longstop Date.

4.2.2
The Conditions Precedent set forth in Subsections 4.1.1.1, 4.1.1.2, 4.1.1.3 and 4.1.1.5, being for the benefit of the Purchaser, may be waived only by the Purchaser (whether partially or in full) on or prior to the Longstop Date.

4.3	Cooperation

4.3.1
The Vendor (who shall procure on behalf of the Group Companies) and the Purchaser shall use their respective best efforts to procure that the Conditions Precedent are satisfied as soon as possible after the Signing Date.

4.3.2
As soon as a Party becomes aware of circumstances that could have the consequence of causing any of the Conditions Precedent not to be satisfied by the Longstop Date, it shall notify the other Parties.

5.	TERMINATION

5.1	Termination

5.1.1	This Agreement may be terminated at any time prior to the Closing Date:

5.1.1.1	by written agreement of the Parties;

5.1.1.2
automatically, if any of the Conditions Precedent becomes impossible to fulfill, without violation of any Party of its obligations under this Agreement, prior to the Longstop Date, unless it has been waived; or

5.1.1.3	by the Purchaser, if anything occurs which has, or is likely to have, a Material Adverse Effect.

5.1.2
This Agreement may be terminated (i) by the Purchaser or the Vendor if within three (3) weeks following the Signing Date, no agreed-form buyer-side warranty and indemnity insurance policy has been negotiated in favour of the Purchaser, to become effective as of the Closing Date subject to the occurrence of the Closing, substantially in accordance with the main principles set out in Schedule F either as per the first layer insurance proposal attached in such Schedule F or as per any alternative policy as may be proposed by the Purchaser (the Insurance Policy), or (ii) by the Purchaser, if following its negotiation as set out in (i), the Insurance Policy would not be issued and/or in place at Closing.

5.1.3	This Agreement may be terminated by the Purchaser in the event the Solvency Letter or the Managed Accounts Agreement is not issued at Closing.

5.2	Consequences of Termination

5.2.1
In the event of termination of this Agreement in accordance with Subsection 5.1, all further rights and obligations of the Parties under this Agreement shall terminate, except that (i) Sections 1 (Definitions and Interpretation), 15 (Confidentiality - Announcements) and 18 (Miscellaneous) shall survive and that (ii) each Party’s right to pursue all legal remedies as regards this Agreement against each other for failure to fulfill obligations in accordance with this Agreement shall survive unimpaired; and

5.2.2
In the event of termination of this Agreement in accordance with Subsection 5.1, each Party shall return to the relevant Party or, as the case may be, the Group Companies: (i) all Confidential Information and documents relating to another Party or member of its group; (ii) all Confidential Information and documents relating to the Group Companies; and (iii) upon receipt of a written notice from the other Party, any other documents and materials supplied by the other Party and referred to in such notice, and each Party hereby further undertakes not to use any of the Confidential Information at any time for its own benefit or for the benefit of any third party.

6.	CLOSING

6.1	Date of Closing

The Closing shall occur, subject to the satisfaction of the Conditions Precedent, on 30 September 2014 (or at such other time and on such other date as the Vendor and the Purchaser may agree) (the Closing Date), provided, however, that the Closing shall occur no later than 5pm (CET) on 31 December 2014 (the Longstop Date).

6.2	Place of Closing

The Closing shall take place at the offices of Allen & Overy LLP, avenue de Tervueren 268a, Brussels, Belgium.

6.3	Deliveries

6.3.1	The Vendor shall at the Closing deliver or procure to be delivered to the Purchaser:

6.3.1.1	in respect of the transfer of the Shares: the updated share register of the Company, duly executed by the Vendor and the Purchaser as of the Closing Date;

6.3.1.2	in respect of the transfer of other shares:

(i)	the relevant documentation for the assignment of the two (2) shares in Agriphar France SAS held by Marc van Moerbeke to the Company;

(ii)	the relevant documentation for the assignment of the one (1) share in Agoramont NV held by Marc Van Moerbeke to the Purchaser; and

(iii)	the relevant documentation for the assignment of the one (1) share in Agriphar Sarl held by Jean-Claude Bouvrot to Agriphar SA.

6.3.1.3	in respect of corporate matters:

(i)
the minutes of the joint works council of Agriphar SA and Chimac SA, and if applicable, any employee representative body of any other Group Company, evidencing that it has been duly informed and consulted in relation to the sale and purchase of the Shares under this Agreement;

(ii)	the minute books of the Company made up to the Closing Date; and

(iii)
letters of resignation of Marc van Moerbeke and Pierre Pepersack and any other directors, if any, as director of the Company, duly signed by or on behalf of said directors, with effect on the Closing Date, in the form set forth in Schedule 6.3.1.3(iii);

6.3.1.4	a duly executed copy of the Solvency Letter and the Managed Accounts Agreement, signed by the Vendor and Banque Degroof;

6.3.1.5	in respect of related party agreement termination:

(i)
evidence that any agreements or other contractual arrangements existing on the Closing Date between the Group Companies, on the one hand, and the Vendor and/or any Vendor Group entities or any of their officers, directors or employees or related individuals on the other hand, listed in Schedule 8.28.2 have been terminated without payment of any sum or giving of any indemnity by the Group Companies or the Purchaser; and

(ii)	a certificate from the Vendor containing confirmation that there are no outstanding shareholders’ current accounts granted by the Vendor and/or any Vendor Group entities to the Group Companies.

6.3.2	The Purchaser shall at the Closing deliver or procure to be delivered to the Vendor:

6.3.2.1
in respect of the authority of any person signing any Acquisition Document on behalf of the Purchaser: a copy of the certificate of the company secretary or a resolution of the competent body corporate authorising the execution of the Acquisition Documents;

6.3.2.2	in respect of the payment of the Closing Purchase Price: evidence of the irrevocable wire transfer of the Closing Purchase Price, to the Vendor's bank account;

6.3.2.3
in respect of the payment of the Original Managed Account Cash: evidence of the irrevocable wire transfer of the Original Managed Account Cash to the cash blocked account under the Managed Accounts Agreement;

6.3.2.4
in respect of the payment of the Original PSP Securities: evidence of the issuance to the Vendor of the Original PSP Securities which will be credited on the PSP shares blocked account under the Managed Accounts Agreement; and

6.3.2.5	a duly executed copy of the Solvency Letter, signed by the Purchaser.

6.3.3
The Guarantor shall at the Closing deliver or procure to be delivered to the Vendor, in respect of the authority of any person signing any Acquisition Document on behalf of the Guarantor: a copy of the certificate of the company secretary authorising the execution of the Acquisition Documents.

6.3.4	The Purchaser shall procure at the Closing that a shareholders meeting of the Company is held at which:

6.3.4.1	the resignations of the directors referred to at Subsection 6.3.1.3(iii) are accepted; and

6.3.4.2	such persons as the Purchaser nominates to be appointed as the replacement directors of the Company are so appointed.

6.4	Simultaneous completion actions

6.4.1	The Purchaser shall not be obliged to complete the purchase of the Shares under this Agreement unless the Vendor complies fully with his obligations under this Section 6.

6.4.2	The Vendor shall not be obliged to complete the sale of the Shares under this Agreement unless the Purchaser complies fully with its obligations under this Section 6.

7.	MAKING OF AND RELIANCE ON THE WARRANTIES

7.1	Warranties

The Vendor represents and warrants to the Purchaser that, subject to the Permitted Changes and Updates, if any, the Warranties are true, accurate and complete, in all respects, and that this Agreement does not contain any untrue statement or omit any information such as would make the Warranties untrue, inaccurate or incomplete.

7.2	Disclosures

7.2.1
The Warranties are given subject to, and are qualified to the extent of, any of the matters, facts or circumstances Fairly Disclosed in this Agreement (the Disclosures), and no Loss shall be indemnified pursuant to Section 9 if it relates to any Disclosure.

7.2.2	In addition, no Warranty or indemnity is given in relation to:

7.2.2.1	any forecasts or projections;

7.2.2.2	any investigations, reports, statements or other documents prepared by or for the Purchaser (other than those prepared by the Vendor for the Purchaser).

7.2.3
Between the Signing Date and the Closing Date, the Vendor shall be entitled to update the Disclosures to reflect material facts, events or circumstances arising after the Signing Date that are not within the sole control of the Vendor, the Vendor Group or the Group Companies (the Permitted Changes and Updates). The Vendor shall as soon as reasonably possible notify the Purchaser of the occurrence of any such facts, events or circumstances.

7.3	Date of the Warranties

7.3.1	The Warranties are given as of the Signing Date, except for such Warranties that are expressly made as of a different date or for a specific period of time.

7.3.2
The Warranties are also given as of the Closing Date, subject to Permitted Changes and Updates (for this purpose, at Closing, all references in Section 8 to the "date hereof", the "date of this Agreement", the "Signing Date" or any other similar expression shall be deemed to refer to the "Closing Date"), except for such Warranties that are expressly made as of a different date or for a specific period of time.

7.4	Knowledge or awareness

Any Warranty qualified by a reference (however expressed) to the knowledge or awareness of the Vendor shall be limited to the knowledge or awareness of Marc Van Moerbeke and Mr Dirk Barrie after having made, as an ordinarily prudent person may have to, a reasonable and diligent investigation including inquiries in respect of the relevant matter.

7.5	Waiver by Vendor

The Vendor waives and may not enforce any right which he may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by any of the officers, employees and/or advisers of the Group Companies, in enabling the Vendor to give the Warranties.

7.6	No other warranties

Except for the Warranties, neither the Vendor nor any other person make any other express or implied representation or warranty on behalf of the Vendor with respect to the Group, and the Purchaser expressly waives any such other representations or warranties.

8.	WARRANTIES

8.1	Capacity

8.1.1
The Vendor has the legal right, full power and authority and all necessary consents and authorisations to enter into and perform this Agreement, which constitutes valid and binding obligations on the Vendor in accordance with its terms.

8.1.2
There are no agreements, including, without limitation, the Company's articles of association, arrangements, court orders or any other restrictions of any kind that prohibit or restrict the ability of the Vendor to sell the Shares on the terms of this Agreement and such sale will not result in any breach of or default under any agreement or other obligation binding upon the Vendor.

8.2	Consents and Valid Obligations

8.2.1
Except as provided under this Agreement, no consent is required to be obtained by the Vendor in connection with (i) the execution or enforceability of this Agreement or (ii) the consummation of any of the transactions provided for hereby.

8.2.2	This Agreement and the other Acquisition Documents will, when executed, constitute legal, valid, binding and enforceable obligations on the Vendor in accordance with their terms.

8.3	No Breach

Neither the execution of this Agreement or any other Acquisition Documents, nor the performance by the Vendor of his obligations hereunder, nor the consummation of the transactions contemplated hereby does:

8.3.1	conflict with or violate any provision of the articles of association of the Company;

8.3.2	result in the creation or imposition of any Encumbrances on the Shares or all or part of the business activities or assets of the Group;

8.3.3	constitute a violation by the Group of any applicable Laws or Judgments;

8.3.4
except as listed in Schedules 8.24.1.5 and Schedule 8.24.1.6, relieve any other party to a Material Contract with any Group Company of its obligations or enable that party to vary or terminate its rights or obligations under that contract; or

8.3.5	allow any competent authority to modify, suspend, revoke or cancel any licenses or Permit of any Group Company.

8.4	Organisation of the Group

8.4.1	The Group Companies are duly organised and validly existing under the applicable Laws of their respective place of incorporation.

8.4.2	The Group Companies have the requisite corporate powers and are duly qualified to conduct their business activities as currently conducted.

8.4.3	The copies of the articles of association of the Group Companies attached as Schedule 8.4.3:

(i)	are complete and accurate;

(ii)	fully set out all rights attaching to the share capital of the Group Companies.

8.4.4	Except as listed in Schedule 8.4.4, no Group Company has any place of business or any branch office, representative office or permanent establishment outside of its country of incorporation.

8.4.5
No Group Company has been annulled or dissolved by any judicial decision. No Group Company has stopped or suspended payment of its debts, become unable to pay its debts or otherwise become insolvent in any relevant jurisdiction within the meaning of the relevant Laws relating to insolvency Proceedings.

8.4.6
The Group is organized as shown in the chart attached as Schedule C (with an indication of the organization of the Group as of the Signing Date and as of the Closing Date following the Restructuring), and no Group Company holds, directly or indirectly, any interest in any legal entity other than in another Group Company, in particular in any legal entity whose members have unlimited liability. No Group Company is or has agreed to become, a member of any grouping, partnership (whether incorporated or unincorporated) or other unincorporated association, joint venture or consortium (other than recognised trade association), except for the task forces listed in Schedule 8.24.1.7.

8.5	Corporate Records

The minute books and other corporate records of the Group Companies have been kept in compliance with all applicable Laws, faithfully reflect the operations of the Group Companies and are complete and up-to-date as of the Closing Date, in all material respects. The required corporate public filings made by the Group Companies are complete and up-to-date in accordance with the requirements of applicable Laws and the corporate public records of the Group Companies are up-to-date and reflect their current legal situation.

8.6	Compliance with articles of association

The Group Companies have at all times acted in compliance with their articles of association.

8.7	Shares

8.7.1	The Shares are validly issued and fully paid and represent the entire issued share capital of the Company, on a fully diluted basis, free from all Encumbrances.

8.7.2
The Company has not issued any securities whatsoever other than the Shares and may not be required to do so pursuant to any agreement or under any other circumstances. There is no subscription, warrant, option or other right of any kind whatsoever to encumber, purchase or acquire any Shares or other equity in the Company.

8.7.3
The Vendor is the sole legal owner of the Shares as indicated in the Recitals of this Agreement, free from all Encumbrances, and the Vendor may freely dispose of and transfer them without any restriction whatsoever.

8.7.4	There is no Proceedings or dispute against the Vendor in respect of the Shares or the Vendor’s entitlement to dispose of the Shares.

8.7.5	The Warranties set forth in Subsections 8.7.1 and 8.7.2 apply mutatis mutandis to the shares of the Group Companies other than the Company.

8.7.6
The entities shown as the holder of the shares of the Group Companies other than the Company on the chart attached as Schedule C are the sole legal owners of such shares, free from all Encumbrances, and there is no commitment to give or create any Encumbrances on, over or affecting any of the shares of these Group Companies, and no person has claimed to be entitled to any such Encumbrance.

8.8	Accounts

8.8.1
The Accounts attached as Schedule 8.8.1 show a true and fair view, in accordance with the Accounting Standards, of the assets and liabilities, financial position and results of operations and cash flows of the Group Companies as of the dates and for the periods stated in such financial statements.

8.8.2	Save as set forth in Schedule 8.8.2, the Accounts have been audited by a statutory auditor who has given an auditor’s certificate without qualification.

8.8.3	The Accounts have been duly and timely filed in accordance with applicable Law.

8.8.4
The Accounts have been prepared on a basis consistent with the accounting methodology applied for the Group Companies’ accounts for each of the three (3) preceding financial years without any changes or deviations in the accounting policies used.

8.8.5
The profit and loss statement which is part of the consolidated management accounts as of 31 December 2013 as set out in Schedule E shows a true and fair view of the results of operations and cash flows as of 31 December 2013, provided however that the Company and Incitatus SA are not included in such accounts.

8.8.6	The Group Companies have no off balance sheet liability other than as shown in the Accounts.

8.9	Management of the Group Companies since 1st January 2014

8.9.1
From 1st January 2014 (such date included) until the Closing Date, the operations of the Group Companies have been carried out in the ordinary course of business, including with respect to the Acquisition Molecule OO, a joint venture project in France and the acquisition project in Costa Rica.

8.9.2
Since the Signing Date, none of the Group Companies has done anything listed in Subsection 13.2, except as set out in Schedule 8.9.2 or as authorized in writing by the Purchaser or as provided in this Agreement.

8.10	Guarantees and comfort letters

Except as listed in Schedule 8.10, no Group Company has (i) given or agreed to give any guarantee (whether as caution / borgtocht / aval or otherwise) securing any liability of any third party, or (ii) issued or agreed to issue any comfort letter (whether binding or not) in respect of any liability or obligation of any third party not part of the Group.

8.11	Indebtedness, loans, bank accounts, derivatives and grants

8.11.1
Schedule 8.11.1 lists all financial facilities available to the Group Companies other than facilities granted within the Group, including in particular, any loans (including, without limitation, shareholder loans), overdraft facilities, refundable subsidies, leasings (location financement/financieringshuur), deferrals of payments from creditors (other than those granted in the ordinary course of business), letters of credit, derivative contracts or interest rate swaps.

8.11.2
The Group Companies are in compliance with the terms and conditions of these financial facilities, in all material respects, and no event has occurred which would entitle any third party (with or without the giving of notice) to call for the repayment of financial facilities of any Group Company prior to the normal maturity date.

8.11.3	Schedule 8.11.3 lists all bank accounts, as well as safe deposit boxes of the Group Companies with indication of the authorized signatories and the persons having access to these safe deposit boxes.

8.11.4	No Group Company has any outstanding obligations in respect of a derivative transaction including any foreign exchange transaction.

8.11.5
Except as listed in Schedule 8.11.5, no Group Company is subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any government department or similar entity. The execution and compliance with the terms of this Agreement do not and will not result in any grant, subsidy or financial assistance from any government department or other similar entity becoming repayable.

8.12	Assets

8.12.1
The Group Companies have good and valid title or valid right to all of their rented, owned or licensed assets, free from any claims or Encumbrances, and all such assets are completely and accurately recorded in the 2013 Accounts, except for those assets which, since 1st January 2014 (such date included), have been acquired or sold or otherwise disposed in the ordinary course of business, consistent with past practices.

8.12.2
All the assets used by the Group Companies are in operating condition for the business, subject to normal wear and tear, and are maintained according to the manufacturers' recommendations, third party consultants or the Group Companies schedules.

8.12.3
All the assets rented, owned or licensed by the Group Companies in connection with their business constitute all of the assets that are necessary for the conduct of the operations of the Group Companies; as such operations are currently being conducted in all material respects.

8.12.4
No Group Company is or has been since 31 December 2013 under the obligation to transfer any of its assets owned as at 31 December 2013 to any third party under any agreement, other than in the ordinary course of business.

8.13	Real property

8.13.1	A list of all real properties that are owned by the Group Companies is attached as Schedule 8.13.1 (the Owned Properties).

8.13.2
The Group Companies do not own any real property and have not owned any real property over the past five (5) years other than the Owned Properties and the purchase prices of all Owned Properties have been fully paid.

8.13.3	The Group Companies have good, valid and marketable title for the Owned Properties.

8.13.4	The Group Companies have not granted any lease in respect of any of the Owned Properties, other than for the benefit of other Group Companies.

8.13.5
Except as listed in Schedule 8.13.5, the Owned Properties are free and clear of any claims or Encumbrances (other than certain easements disclosed in the ownership title documents or at the relevant land registry) and are not subject to any expropriation Proceedings.

8.13.6	A list of all real properties that are leased by the Group Companies, including leasings (location financement/financieringshuur) is attached as Schedule 8.13.6 (the Rented Properties).

8.13.7
None of the Group Companies is a party to any other lease or any agreement relating to the use and/or occupancy of any other real estate property or premises other than those related to the Rented Properties.

8.13.8	The Group Companies have good and valid title of lease for the Rented Properties.

8.13.9	The Group Companies have not granted any sub-lease in respect of any of the Rented Properties, other than for the benefit of other Group Companies.

8.13.10
The Rented Properties are free and clear of any claims or Encumbrances (other than certain easements disclosed in the ownership title documents or at the relevant land registry) and are not subject to any expropriation Proceedings.

8.13.11
All of such Rented Properties are leased by the Group Companies under valid and enforceable lease agreements, including leasings (location financement/financieringshuur), against the landlords and any other relevant third-parties. The Group Companies have complied in all material respects with their obligations under all such lease agreements and all rents and other amounts due pursuant to such lease agreements have been paid when due.

8.13.12	The Owned Properties and the Rented Properties are in operating condition for the business, subject to normal wear and tear.

8.13.13
All the Owned Properties and the Rented Properties constitute all of the properties that are necessary for the conduct of the operations of the Group Companies, as such operations are currently being conducted in all material respects

8.13.14	All Permits and other necessary declarations or authorisations have been properly obtained and maintained as far as the Owned Properties and the Rented Properties are concerned.

8.13.15
No structural or extraordinary repairs or replacements or material conformity works required by Law, need to be made to the Owned Properties and the Rented Properties outside of the normal maintenance and repair that may be required.

8.14	Intellectual property

8.14.1
All the IP used by the Group Companies in connection with their businesses constitute all of those IP that are necessary for the conduct of the operations of the Group Companies, as the operations of the Group Companies are currently conducted.

8.14.2	The Group Companies own all IP used in their business activities, or possess adequate licenses or other rights thereto.

8.14.3
Schedule 8.14.3 sets forth a list of all IP that are registered in the name of the Group Companies. All such registrations are valid and enforceable in accordance with their terms, free from Encumbrances.

8.14.4	The Group Companies are not the licensees of any IP, other than office administrative licence agreements. All such licence agreements are valid and enforceable in accordance with their terms.

8.14.5
Save as set forth in Schedule 8.14.5, all employees of the Group Companies have assigned to the relevant Group Company all of the IP in works created in the scope of their employment or consultancy agreement.

8.14.6	The Group Companies have not licensed or sublicensed any of their IP to third parties, except in the ordinary course of business.

8.14.7
The Group does not have and has not had any liability for the infringement, violation or misappropriation of the IP of any third party. The Group has not received any complaint, claim, notice or threat in writing of any actual or alleged infringement upon, or violation or misappropriation of, any IP of a third party.

8.14.8
So far as the Vendor is aware, each Group Company has taken reasonable measures to protect the proprietary nature of each item of the Group’s IP, and to maintain in confidence all trade secrets and confidential information comprising a part thereof.

8.15	Information Technology

8.15.1
All the IT used by the Group Companies in connection with their businesses constitute all of those IT which are necessary for the conduct of the operations of the Group Companies, as the operations of the Group Companies are currently conducted.

8.15.2	The Group Companies own all IT used in their business activities, or possess adequate licenses or other rights thereto.

8.15.3	The IT of the Group Companies:

8.15.3.1	is covered, in accordance with good industry practice, under current and valid maintenance and support agreements; and

8.15.3.2	have sufficient capacity and performance to meet the business requirements of the Group Companies as currently conducted.

8.15.4
The Group Companies have, in accordance with good industry practice, taken all necessary precautions to preserve and protect the availability, security and integrity of the IT and the material information stored on or processed by such IT.

8.16	Data Processing

The Group Companies are in compliance and have complied in all material respects with the requirements and obligations of all applicable data protection and privacy guidelines, industry standards and Laws.

8.17	Tax matters

8.17.1	The Group Companies have filed on a timely basis all Tax Returns for which the Group Companies may be liable and all such Tax Returns were correct and complete in all respects.

8.17.2	The Group Companies have paid in a timely manner all Taxes that were due and payable.

8.17.3
The Group Companies have recorded sufficient provisions in the Accounts for all Taxes due or accrued at the Accounts Date including provisions for deferred Taxes, in accordance with the Accounting Standards.

8.17.4
Except as listed in Schedule 8.17.4, the Group Companies are not subject to any audit, appeals, litigation or proceeding with respect to payment of, or liability for, any Tax nor has any Tax authority formally threatened in writing, such an audit, or asserted a deficiency with respect to any Tax.

8.17.5	The Group Companies have complied with all applicable Laws relating to record retention necessary to justify its Tax Returns.

8.18	Employees

8.18.1	Set forth in Schedule 8.18.1 is a complete list of the collective bargaining agreements or other collective agreements applicable to the employees of the Group Companies.

8.18.2
Set forth in Schedule 8.18.2 is a complete and accurate list of all employees and independent researchers or consultants of the Group Companies as well as all officers (mandataires sociaux) as of the Signing Date. None of the Group Companies will employ or have any obligation to employ any other person than the employees and independent researchers and consultants of the Group Companies set forth in Schedule 8.18.2, subject to any change or replacement made in the ordinary course of business between the Signing Date and the Closing Date. Except as set forth in Schedule 8.18.8, no employee of any Group Company has given, or has been given, notice of termination of his employment.

8.18.3
Schedule 8.18.3 includes a list of all employment agreements pursuant to which certain employees enjoy advantages materially in excess of these provided for in the Group Companies’ model employment agreements, or the applicable collective status (including, increased severance payments, extended notice periods, etc.). At the date of this Agreement, the Group Companies have been in compliance, in all material aspects, with all employment applicable Laws which relate to the employment of the employees of the Group Companies and are not and have not been (individually or collectively in any respect) liable for any arrears of compensation or benefits, or penalties for failure to comply with any of the foregoing.

8.18.4
At the Signing Date, all contributions, lump sums and other payments or benefits due to or on behalf of the employees or former employees of the Group Companies have been fully paid or provided for in the Accounts of the Group Companies, to the extent required in accordance with the Accounting Standards.

8.18.5
Set forth in Schedule 8.18.5 is a complete list of benefits granted to the employees of the Group Companies (incentive scheme, profit-sharing scheme, employee share ownership scheme, employee share option scheme, savings scheme, insurance, pension plan, etc.) and the pension schemes providing retirement benefits to the employees of the Group Companies. At the date of this Agreement, the Group Companies have paid all contributions and other payment related to the provision of retirement benefits due from or on behalf of (former) employees of the Group Companies. The pension schemes have at all times been operated in accordance with, and the Group Companies have at all times observed and performed all their obligations under the relevant documents of these pension schemes, the requirements of relevant governmental and regulatory authorities in relation to these pension schemes and all applicable legal requirements in all material respects.

8.18.6
None of the Group Companies has paid, provided or contributed towards or is under any obligation or commitment to pay, provide or contribute towards, any defined benefit pension plan for or in respect of any present or past employee, director or other officer (or any spouse, child or dependant thereof) of any Group Company or of any predecessor or to pay any other costs or expenses in respect of the provision of any such defined benefit pension plan.

8.18.7	None of the Group Companies is the subject of any Proceedings initiated by the labour Authorities and has been subject to any such Proceedings in the one (1) year prior to the Closing Date.

8.18.8
Save as set forth in Schedule 8.18.8, no employee of the Group Companies is under notice of redundancy or dismissal for any reason whatsoever and no amount due to any current or former employee for any reason whatsoever is in arrears or unpaid other than amounts due in the ordinary course of business.

8.18.9	Save as set forth in Schedule 8.18.9, there have been no redundancies by the Group Companies since 1st January 2014 (such date included).

8.18.10	Save as set forth in Schedule 8.18.10, there is no outstanding dispute between the Group Companies and any of their employees (or former employees).

8.18.11
The Group Companies have paid all amounts due to the competent national social security authorities in Belgium and have not been notified of any facts or claims which could give rise to any additional social security contributions or liability.

8.19	Litigation

8.19.1	Save as set forth in Schedule 8.19, the Group Companies are not involved in any Proceedings and there are no such proceedings pending or threatened in writing by or against any Group Company.

8.19.2	No Group Company is the subject of any investigation, inquiry or enforcement Proceedings or process by any governmental, administrative or regulatory body.

8.19.3
So far as the Vendor is aware, there are no past or current, threatened (in writing) or pending, civil or criminal actions, Proceedings or investigations concerning directors, managers or employees of any Group Company which relate to the business of any Group Company.

8.20	Insurance

8.20.1	Set forth in Schedule 8.20 is a list of the insurance policies effected for the benefit of each Group Company. These particulars are accurate and complete.

8.20.2	The business activities and the assets owned, leased or used by the Group Companies are validly insured with reputable insurance companies.

8.20.3	All such policies are valid and in full force and effect. All premiums in relation to these insurance policies have been paid when due.

8.20.4	No claim from the Group Companies or the insurance companies is outstanding under any insurance policy.

8.20.5
No notice has been received by the Group Companies that the providers of insurance are cancelling or terminating any current insurance policy, or are increasing the amount of the premium or identifying a Group Company for a specific damage; and there is no reasonable basis for such decision of the providers of insurance.

8.21	Legal compliance

8.21.1	So far as the Vendor is aware, the Group Companies have complied in all material respects with all applicable Laws and all Judgments of any Authority to which they may be subject.

8.21.2
The Group Companies have not received any notice or other communication from any Authority or other third party in the three (3) years prior to the Closing Date regarding any actual or alleged violation of any Laws or Judgments by a Group Company.

8.21.3
So far as the Vendor is aware, no Group Company, nor any of its officers, agents or employees (during the course of their duties), has done or omitted to do anything which is a contravention of any Law, which has resulted or may result in any material fine, penalty or other liability or sanction on the part of a Group Company and no complaints have been received or are expected to be received in respect of such matters.

8.21.4
The operations of each Group Company are, and have at all times been, conducted in compliance with all anti-money laundering Laws and all related applicable financial record keeping and reporting requirements, rules, regulations and guidelines (collectively, Money Laundering Laws) and no investigation, action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any Group Company with respect to Money Laundering Laws is pending and, so far as the Vendor are aware, no such actions, suits or proceedings are threatened (in writing).

8.21.5
The Group Companies possess all required Permits (which are valid and subsisting) to conduct their business and activities as currently conducted has complied and complies with such Permits, except where such non-compliance would not have a material adverse effect on such business and activities.

8.21.6
Each Permit is valid and in full force and effect, and no Permit shall expire before the Closing Date. All applications for the renewal of any Permit have been duly filed in a timely manner with all competent authorities, and all other filing formalities in respect of the Permits have been duly made or complied with in a timely manner.

8.21.7
The Vendor and/or, so far as the Vendor is aware, the Group Companies have not been notified by any Authority of any violation of any Permits and there is no reasonable basis for any decision by any governmental or administrative authorities to modify, suspend, revoke or cancel any Permit/and/or any Environmental Law or Permit, or that any Permit may be terminated, modified, suspended and/or revoked.

8.21.8
There is no Judgment that could prevent the Group Companies to conduct their business activities as currently conducted and the Group Companies are not engaged in any prosecution, litigation, or other proceedings concerning any Environmental Law, any Permit or other matter related to Dangerous Substances that could adversely impact on the Group Companies’ business activities.

8.21.9	No Permit is personal to the Vendor.

8.22	Product quality

8.22.1
The Vendor is not aware of any on-going claim for breach of product warranty by the products sold by the Group, and no claim for breach of product warranty was made against any Group Company in respect of the products sold by it in the two (2) years prior to the Closing Date.

8.22.2
Except as listed in Schedule 8.22.2, the products sold by the Group are not subject to, and have not been in the two (2) years prior to the Closing Date, any total or partial recall procedures, either initiated by the Group or imposed by any competent authorities.

8.22.3	Warranty reserves established in the Closing Accounts have been calculated in conformance to the Group’s consistent historical practice.

8.23	Suppliers and customers

8.23.1
Set forth in Schedule 8.23.1 is a list of the current top 20 suppliers of the Group Companies with each of whom during the last three (3) financial years orders were placed or to each of whom during such period projects were awarded. None of these current suppliers has cancelled or otherwise terminated, or provided any notice to the Group Companies that it intends to cancel or otherwise terminate its relationship with them, and no such person has indicated in writing that it intends to materially reduce the volume of its services or deliveries to the Group Companies.

8.23.2
Set forth in Schedule 8.23.2 is a list of the current top 20 customers of the Group Companies. None of these customers has indicated that it intends to cease doing business with the Group Companies or to materially reduce the volume of its purchases of products, parts or services requested from the Group Companies.

8.24	Contracts and commitments

8.24.1	The contracts (i.e., any agreement, understanding or commitment of whatever kind (including, without limitation, accepted purchaser orders)) to which the Group Companies are party:

8.24.1.1	are valid and enforceable in accordance with their terms, subject to applicable bankruptcy or similar Laws affecting creditors' rights and remedies;

8.24.1.2	have been performed in all material respects in accordance with their terms by each contract party;

8.24.1.3	are not subject to termination procedures for breach;

8.24.1.4	do not contain any obligations not on arm's length terms;

8.24.1.5
to the extent they are Material Contracts drafted in French or English, do not contain any termination or change of control clauses which could be triggered by this Agreement, other than those listed in Schedule 8.24.1.5;

8.24.1.6
do not limit or purport to limit the ability of the Group Companies to solicit customers or to compete in any line of the Business with any person, industry or area during any period of time, other than those listed in Schedule8.24.1.6; and

8.24.1.7
do not cause any Group Company to become a member of a joint venture, consortium, partnership or incorporated or unincorporated association or entity (including task forces), other than those listed in Schedule 8.24.1.7.

8.25	Product Registrations

8.25.1	Except as set forth in Schedule8.25 or as would reasonably be expected to have a material adverse effect:

8.25.1.1	all Product Registrations are valid and are in full force and effect;

8.25.1.2	neither Group Company is in default of any applicable requirement or obligation to provide data in support of the Product Registrations;

8.25.1.3	no Product Registration is subject to any third party claims for compensation;

8.25.1.4
neither Group Company has in connection with the Business, manufactured, blended, compounded, formulated for resale, imported, exported, sold or used any product or compound without first obtaining a Product Registration, to the extent a Product Registration is required to do so;

8.25.1.5	no Authority has taken, nor to the knowledge of Vendor, has any Authority threatened to take any action to suspend, cancel, or restrict the use of any Product Registration;

8.25.1.6	the information and data provided to the Authorities by the Group Companies in connection with applying for or obtaining the Product Registrations was at the time of its provision accurate; and

8.25.1.7	the Group Companies either own or have access to all information and data they provided to the Authorities in connection with applying for or obtaining the Product Registrations.

8.26	Anti-competitive arrangements

No Group Company is now, or has during the last three (3) years been, a party to any agreement, arrangement, concerted practice or involved in any business conduct which infringes, or is otherwise void or unenforceable in whole or in pan pursuant to. any antitrust or similar legislation in any jurisdiction in which it carries on business or has assets or sales (including Articles 101 and 102 of the TFEU), nor has, pursuant to any such legislation, given any undertaking, applied for negative clearance, exemption, guidance or approval, had an order, notice or direction made against it or received any request for information or statement of objections from or corresponded with any court or authority.

8.27	Secret or confidential information or property

So far as the Vendor is aware, no Group Company has during the last two (2) years, except in the normal and proper course of a Group Company's day-to-day business and/or subject to an obligation of confidentiality and/or to a Group Company's professional advisers, disclosed to any person other than the Purchaser:

8.27.1	any of the secret or confidential information or property or any Group Company; or

8.27.2	any other information relating to any Group Company's business or affairs the disclosure of which might or could cause loss or damage to or adversely affect any Group Company; or

8.27.3	any secret or confidential information relating to any Group Company's customers, clients, employees or agents or any other person who has or has had any dealings with it.

8.28	Relations with the Vendor

8.28.1
Schedule 8.28.1 contains a list of all the agreements and other contractual arrangements existing between the Group Companies on the one hand, and the Vendor and/or any Vendor Group entities or any of their affiliates, officers, directors, employees or related individuals on the other hand.

8.28.2
Schedule 8.28.2 contains a list of all the agreements and other contractual arrangements existing between a Group Company on the one hand, and the Vendor and/or any Vendor Group entities or any of their affiliates, officers, directors, employees or related individuals on the other hand which shall be terminated at Closing, without payment of any sum or giving of any indemnity by any Group Company or the Purchaser.

8.29	Environmental matters

8.29.1
The business and activities of the Group Companies have been and are operated, and the Owned Properties, the Rented Properties and any other premises or facilities used or owned by the Group Companies have been and are used or occupied by the Group Companies, in compliance in all material respects with all applicable Environmental Laws and Permits and with all the rules concerning safety and health standards and the Permits fully cover the activities of the Group Companies.

8.29.2
The Group Companies have not received written notice of any facts or circumstances that could result in any liability for any personal injury or property damage relating to matters concerning the Environment.

8.29.3
The Owned Properties and the Rented Properties (including the soil and the groundwater) are free from any contamination with Dangerous Substances and the Group Companies are not responsible for any Remedial Action in relation to the Owned Properties and the Rented Properties, except as set out in Schedule 8.29.3.

8.30	Commercial bribery - Fraud

Neither the Group Companies, nor any of their officers, has, directly or indirectly, made any bribe, kickback or other unrecorded payment to any person seeking to influence any action or inaction by such person, or to obtain favorable treatment in securing business or other special concessions from such person or the business or government that such person represents or that employs such person, or to obtain any illegal payments or other consideration from such person or the business or government that such person represents or that employs such person.

8.31	Brokers

No investment banker, broker, finder, consultant or intermediary is entitled to any investment banking, broker, finder’s or similar fee or commission from the Group Companies in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Group Companies.

9.	REMEDIES

9.1	Indemnification

9.1.1
The Vendor agrees to indemnify the Purchaser or, if the Purchaser so wishes, the relevant Group Company, in full, for and against all losses, liabilities, claims, damages (including reasonable attorney’s fees), deficiencies, fines and penalties (the Loss) incurred by the Purchaser or the relevant Group Company as a result of or in connection with any incompleteness, inaccuracy or breach of any of the Warranties.

9.1.2	Losses incurred by any Group Company will be deemed to have been incurred by the Purchaser in the same amount, without prejudice to the Purchaser’s right to prove higher Losses.

9.1.3
For the avoidance of doubt, the calculation of the amount of payment to be made by the Vendor under this Agreement for any Loss shall not take into account any financial multiple used by the Purchaser in the calculation of the Purchase Price.

9.1.4	Any payment by the Vendor to the Purchaser or a Group Company under this Section 9 shall be treated on a euro for euro basis as a reduction in the Purchase Price.

9.2	Method of asserting a Loss

9.2.1	Any Loss shall be reduced by the amount of any express provisions in the Accounts relating to the matter, fact or circumstance giving rise to the Loss.

9.2.2
Any Loss shall be reduced by the amount of any payment made to the Group Companies or a member of the Purchaser Group pursuant to any insurance policy from which the Group Companies or a member of the Purchaser Group benefit and by the amount of any other payment made by third parties to the Group Companies or a member of the Purchaser Group (together the Recovery Claims), in order to compensate for such Loss. If such payment under a Recovery Claim is made after the Purchaser or a Group Company have received a payment for Losses, the Purchaser shall within twenty (20) Business Days following receipt thereof repay to the Vendor an amount equal to the payment under such Recovery Claim after deducting all costs incurred in recovering such Recovery Claim and any and all Tax payable by the Purchaser or a Group Company by virtue of such payment.

In respect of any Recovery Claim, the Purchaser shall, and shall procure that the Purchaser Group shall, consult with the Vendor and take all such actions as the Vendor may reasonably request (thereby considering the corporate interest of the Group Companies) in writing to pursue any Recovery Claim (including the institution of any legal action or proceedings).

9.2.3
Any Loss which consists of a Tax liability giving rise to an actual Tax deduction or credit (such as value added tax that may be recouped or a Tax loss) will not be subject to indemnification under Section 9 for an amount equal to such actual Tax deduction provided and to the extent that such Tax deduction or credit is enjoyed by the relevant Group Company in the same financial year or in the first three (3) financial years after the occurrence of the matter or circumstance giving rise to the Loss.

9.2.4
Any Loss occurring solely as a result of (i) any Law not in force at the Closing Date, (ii) any retroactive Law, (iii) any modification in the interpretation by a court or an administrative authority of any Law or practice previously generally admitted, or (iv) any change, after the Closing Date, in the accounting principles and methods used by Group Companies before the Closing Date, will not be subject to indemnification under Section 9.

9.3	Limitation of the Vendor indemnification obligations

9.3.1
The Purchaser shall be entitled to indemnification pursuant to Section 9 only if the amount of each individual Loss exceeds EUR two thousand (2,000), it being understood that all claims arising from similar events, facts or circumstances shall be aggregated for the purposes of computing such amount.

9.3.2	The Purchaser shall be entitled to indemnification pursuant to Section 9 only if the aggregate amount of Losses exceeds EUR fifty thousand (50,000), which is a threshold (and not a deductible).

9.3.3
Without prejudice to Subsection 9.3.4, the total indemnification that may be due by the Vendor to the Purchaser pursuant to Section 9 shall not in the aggregate exceed EUR three million (3,000,000) (the Cap).

For the avoidance of doubt, this Subsection 9.3.3 is applicable to the Vendor only and not to any other indemnifying party, including without limitation, any of the insurers under the Insurance Policy.

The total aggregate liability of the Vendor under this Section 9 and under the coverage of the deductible pursuant to the Insurance Policy shall not exceed an aggregate amount of EUR three million (3,000,000). Therefore (i) the Cap shall be automatically reduced by the aggregate amount that may be due by the Vendor to cover any deductible under the Insurance Policy, and (ii) the deductible to be covered by the Vendor under the Insurance Policy shall be reduced by any amount paid under this Section 9.

9.3.4
The limitations set forth in Subsection 9.3.1 to 9.3.3 (inclusive) shall not apply to any Loss arising in respect of claims made in relation to the provisions of Subsections 8.1 (Capacity), 8.2 (Consents and Valid Obligations), 8.4 (Organization of the Group), 8.7 (Shares) and 8.17 (Tax Matters).

9.3.5	None of the limitations set forth in this Section 9 shall apply to any Loss arising in respect of fraud.

9.4	Notice of a Loss

9.4.1	The Purchaser shall notify the Vendor of any Loss within sixty (60) days once the Purchaser has acquired knowledge of such Loss.

9.4.2
The notification of the Loss shall set forth in reasonable details the nature of the matter, fact or circumstance giving rise to the Loss and the amount of the Loss for which indemnification is sought, if known, or, if not known, a reasonable estimate of the Loss if such Loss can be estimated (which estimate shall not be conclusive of the final amount of the Loss).

9.4.3
Any failure by the Purchaser to give notice as contemplated by this Subsection 9.4 shall not affect the Purchaser’s right to claim, except to the extent that the Vendor shall have been actually prejudiced as a result of such failure.

9.5	Mitigation

The Purchaser shall use its best endeavours to mitigate any Loss to the extent required under article 1134§3 of the Belgian Civil Code.

9.6	Time limitations

9.6.1	The right of indemnification of the Purchaser pursuant to Section 9 shall survive Closing in accordance with the provisions of Subsection 9.6.2.

9.6.2	The right of indemnification of the Purchaser pursuant to Section 9 shall expire:

9.6.2.1
in respect of Losses relating to Tax matters as well as to Subsections 8.1 (Capacity), 8.2 (Consents and Valid Obligations), 8.4 (Organization of the Group), or 8.7 (Shares), thirty (30) days after the expiry, under the applicable statute of limitations, of the right of the relevant authorities to make or issue a claim in respect of such Tax matters;

9.6.2.2	in respect of Losses relating to Environmental matters, five (5) years after the Closing Date; and

9.6.2.3	in respect of Losses relating to other matters, two (2) years after the Closing Date.

9.6.3
Any claim for indemnification pursuant to Section 9 shall be deemed made in a valid and timely manner if such claim is notified by the Purchaser to the Vendor pursuant to Subsection 9.4 prior to or on the expiration dates set forth in Subsection 9.6.2, even if the Loss becomes quantifiable, certain or due after the applicable expiration date.

9.7	Third party claim

If the Group Companies receive notice of any claim by a third party that qualifies or may qualify as a Loss (the Third Party Claim), the Purchaser shall:

9.7.1
promptly notify the Vendor of such Third Party Claim, provided that failure to give such notification shall not affect the Purchaser’s right to claim except to the extent that the Vendor would have been prejudiced as a result of such failure;

9.7.2	keep the Vendor reasonably informed about the defense of the Third Party Claim by the Group Companies or the Purchaser; and

9.7.3
give the Vendor and the counsel to the Vendor upon request reasonable access, with reasonable notice, to the necessary relevant files of the Group Companies in connection with the Third Party Claim for the purpose of informing the Vendor about the defense of the Third Party Claim by the Group Company or the Purchaser (provided that the Vendor and its counsel undertake to ensure that such information is otherwise kept strictly confidential);

9.7.4
provide the Vendor with reasonable information as to the progress of the Third Party Claim and give the Vendor a reasonable opportunity to comment on the files in connection with the Third Party Claim and, to extent reasonable, the Purchaser shall take these comments into account in the defense of the Third Party Claim; and

9.7.5
not make any admission of liability, enter into any settlement or withdraw from proceedings without having obtained the prior written consent of the Vendor (which shall not be unreasonably withheld or delayed), unless in the Purchaser’s reasonable opinion, not doing so would prejudice the goodwill of the business or commercial interests of the Purchaser or any Group Company.

9.8	Disagreement

9.8.1
If the Purchaser gives notice of a Loss to the Vendor, the Vendor shall notify the Purchaser that it disputes the Loss within sixty (60) days from the date of notification of the Loss, absent such notification, the Vendor shall be deemed to have accepted liability for the amount notified in the notification of Loss and such claim shall be deemed settled.

9.8.2
In the event of a disagreement notified by the Vendor in accordance of Subsection 9.8.1 between the Purchaser and the Vendor with respect to the existence, nature or amount of a Loss, the Purchaser and the Vendor shall first negotiate in good faith with a view to amicably settle their dispute. If no settlement is reached within thirty (30) days from the expiration of the thirty (30) day period set out in Subsection 9.8.1, the Purchaser or the Vendor may seek judicial settlement of the matter in accordance with the provisions of this Agreement.

9.9	Payment

Amounts due by the Vendor under Section 9 shall be paid no later than fifteen (15) days after the earliest of the following dates:

9.9.1	the date the matter is settled between the Purchaser and the Vendor; or

9.9.2	the date the matter is finally settled between the Purchaser and the Vendor by judicial means in accordance with the provisions of this Agreement.

9.10	Exclusive remedy

Except in the event of fraud (fraude), the indemnification provided under any Section of this Agreement (subject to the limitations set forth herein) shall be the exclusive remedy of the Purchaser in respect of any breach of any of the Warranties, and the Purchaser expressly waives any other remedy he might have under any Law.

10.	SPECIFIC INDEMNITIES

10.1	Transaction bonus – Taxes – Restructuring – Machelen Pollution

The Vendor agrees to indemnify the Purchaser, or if the Purchaser so wishes, the relevant Group Company, in full for and against any losses, liabilities, claims, damages (including reasonable attorney’s fees), deficiencies, fines and penalties incurred by the Purchaser or the Group Companies (whereby any such losses incurred by any Group Company will be deemed to have been incurred by the Purchaser in the same amount, without prejudice to the Purchaser’s right to prove higher losses):

10.1.1
in relation to any payment after the Closing Date, any additional period of notice or any other benefit to any employee or manager triggered by the change of control following the transaction under this Agreement; for the avoidance of doubt, Vendor agrees and shall procure that such payment shall be made prior to the Closing or at Closing by the Group Companies;

10.1.2
as a result or in connection with any claim made by any Tax Authority against any Group Company which arises as a result of or in connection with any event, fact, circumstance, transaction, dealing, act or omission occurring prior to Closing or by reference to any profits earned prior to Closing;

10.1.3
as a result of or in connection with (i) the Restructuring or (ii) any remaining liability of the Company whatsoever after the Restructuring, either outstanding as of the Closing Date, or in the case of a contingent liability relating to the period prior to the Closing Date, which prior to the Restructuring belonged to the Company and/or Incitatus SA (i.e., any liabilities other than those of Demetteir NV which transferred to the Company pursuant to the Restructuring);

10.1.4
as a result of, or in connection with, any Remedial Action for the Machelen Pollution, including but not limited to any claim by a third party or Authority pursuant to Environmental Law for personal injury, property damage, business interruption or damage to the Environment (whether based on negligent acts or omissions, statutory liability, or strict liability without fault or otherwise), or any monitoring, remediation or other response to any threatened or actual Release, whether on-site or of-site, required pursuant to Environmental Law; and

10.1.5
as a result of any under accrual of, under payment of any Tax due by any relevant Group Company for activity during, or prorated gross income attributable to, the period from January 1, 2014 to the Closing Date.

10.2	Information and others

The provisions of Subsections 9.2.2, 9.2.3, 9.2.4, 9.4 (Notice of a Loss), 9.5 (Mitigation), 9.7 (Third party claim), 9.8 (Disagreement) and 9.9 (Payment) shall apply mutatis mutandis in relation to any claim made pursuant to Subsection 10.1.

10.3	Set-off

Without prejudice to any other rights or remedies available to it, the Purchaser may deduct from any amount payable by it under this Agreement any sum due to it under this Agreement.

10.4	Indemnification

For the avoidance of doubt, the Purchaser shall not be entitled to recover more than once in respect of any single matter. Any Tax matter captured in the Purchase Price adjustment mechanism, as shown in Schedule B, shall not be accounted twice, i.e., one under the price adjustment mechanism and once under this Section 10.

For the avoidance of doubt, the calculation of the amount of payment to be made by the Vendor under this Agreement for any claim shall not take into account any financial multiple used by the Purchaser in the calculation of the Purchase Price.

11.	PURCHASER WARRANTIES

11.1	Corporate organisation

The Purchaser is a company duly organised and validly existing under the Laws of its country of incorporation.

11.2	Capacity

11.2.1
The Purchaser has the legal right, full power and authority and all necessary consents and authorisations to enter into and perform this Agreement, including the issuance of the Original PSP Securities, which constitutes valid and binding obligations on the Purchaser in accordance with its terms.

11.2.2
There are no agreements, including, without limitation, its certificate of incorporation and bylaws, arrangements, court orders or any other restrictions of any kind that prohibit or restrict the ability of the Purchaser to purchase the Shares on the terms of this Agreement and the purchase of the Shares will not result in any breach of or default under any agreement or other obligation binding upon the Purchaser.

11.3	Consents and Competition clearance

11.3.1
Except as provided under this Agreement, no consent is required to be obtained by the Purchaser in connection with (i) the execution or enforceability of this Agreement or (ii) the consummation of any of the transactions provided for hereby.

11.3.2	No consent or clearance from any competition Authority is required to be obtained in connection with the transfer of the Shares to the Purchaser in accordance with this Agreement.

11.4	Financing

11.4.1	The Purchaser has financing to pay the Purchase Price on the terms of this Agreement.

11.4.2	The Shares are not purchased by the Purchaser with funds derived from the proceeds of illegal activities.

11.5	Entitlement to purchase

There is no litigation, arbitration, prosecution, administrative or other Proceedings or dispute in existence or threatened against the Purchaser in respect of the purchase of the Shares or the Purchaser's entitlement to purchase the Shares on the terms of this Agreement. There are no circumstances that might give rise to any such Proceedings or dispute.

11.6	Remedies

11.6.1
The Purchaser agrees to indemnify the Vendor in full for and against all losses, liabilities, claims, damages (including reasonable attorney’s fees), deficiencies, fines and penalties incurred by the Vendor in connection with:

11.6.1.1	any inaccuracy or breach of any of the warranties of the Purchaser under Section11; or

11.6.1.2	any breach of any covenants of the Purchaser in this Agreement.

11.6.2	In the event of enforcement of Subsection 11.6, the provisions of Section 9 shall apply mutatis mutandis.

12.	GUARANTEE

12.1	Guarantee

12.1.1
In consideration of the Purchaser entering into this agreement, the Guarantor (i) guarantees to the Vendor the due and punctual performance and observance by the Purchaser of all its obligations under this Agreement; and (ii) undertakes to the Vendor that, if and whenever the Purchaser defaults for any reason in the performance of any of its obligations under this Agreement, the Guarantor shall immediately on demand perform or satisfy such obligation in the manner set out in this Agreement as if it were the principal obligor.

12.1.2
Such a guarantee from the Guarantor is (i) a continuing guarantee and shall extend to all of the relevant obligations regardless of any intermediate payment or discharge in whole or in part; and (ii) in addition to, and is not in substitution for and shall not merge with or be prejudiced by, any other rights, remedies or security which the Parties may at any time hold in respect of the relevant obligations.

12.1.3
The obligations of the Guarantor shall not be affected by any act, omission or matter which would reduce or release any of such obligations, including any dissolution of the Purchaser, any change in the constitution, status or control of the Purchaser, any insolvency, liquidation, administration or other equivalent or similar proceedings of the Purchaser, and the liability of the Guarantor shall continue or be reinstated.

12.1.4
The Guarantor waives any right it may have to require the Vendor to proceed against or enforce any security or other rights against or claim payment from the Purchaser before claiming from the Guarantor, in the manner set out in this agreement as if the Guarantor were the principal obligor.

12.1.5	This guarantee shall remain in full force and effect until all amounts due to the Vendor and obligations to the Vendor have been irrevocably paid and discharged in full.

12.2	Guarantor’s warranties

The Guarantor represents and warrants to the Purchaser that:

12.2.1
the Guarantor has the power to execute and deliver this Agreement and to perform its obligations under it and has taken all action necessary to authorise such execution and delivery and the performance of such obligations; and

12.2.2	this Agreement constitutes legal, valid and binding obligations enforceable against it in accordance with its terms.

13.	PRE-CLOSING COVENANTS

13.1	Management in the ordinary course of business / access to info

13.1.1	The Vendor shall procure that, from the Signing Date until the Closing Date, the Group business is conducted in the ordinary course.

13.1.2
The Vendor shall procure that, from the Signing Date until the Closing Date, the Group Companies shall provide such information regarding their business and affairs and grant such access to books and records as well as employees and management of the Group Companies as the Purchaser may reasonably require to be able to prepare and complete the sale of the Shares.

13.1.3
As from the date of this Agreement until Closing, the Vendor shall do its best efforts (and shall do its best efforts to procure that the relevant Group Company shall) to organize, in consultation with the Purchaser, all matters in connection with the early repayment of any existing facilities (except for the sale and lease back arrangements with ING Lease Belgium NV) as may be required by the Purchaser, if any, between the Signing Date and the Closing Date (the Facilities) and any other financial indebtedness, including but not limited to:

13.1.3.1	if applicable, the selection of interest periods under the Facilities to ensure that the last day of each interest period will coincide with Closing;

13.1.3.2
the obtaining of all required information in relation to the repayment of the Facilities, including but not limited to repayment amounts, breakage costs, costs of unwinding of related derivative transactions and other costs and expenses that will be payable in connection with such repayment;

13.1.3.3
the giving of any notice required to be given under the Facilities, including the giving of prepayment and cancellation notices (and as the case may be, obtaining any waiver of any applicable prepayment and cancellation notice period to ensure that repayment can occur on Closing); and

13.1.3.4	the requesting of the release of all security granted under the Facilities upon repayment thereof.

13.1.4
Any costs in relation to the repayment of the Facilities on the Closing Date (including but not limited to repayment amounts, breakage costs, costs in relation to the release of security interests, costs of unwinding of derivative transactions and other costs and expenses that will be payable in connection with such repayment) will be borne by the Vendor.

13.2	Specific restrictions

13.2.1
The Vendor shall procure that, from the Signing Date until the Closing Date, the Group Companies do not do any of the following without the prior written consent of the Purchaser, which shall not be unreasonably withheld or delayed and which shall be deemed to have been given in the event that the Purchaser fails to respond to any request by the Vendor within ten (10) days of such request being made (unless there is an emergency required for security reason or to comply with applicable Laws):

13.2.1.1	enter into any supplier contract in excess of EUR two hundred and fifty thousand (250,000) per annum;

13.2.1.2	terminate any supplier contract in excess of EUR two hundred and fifty thousand (250,000) per annum;

13.2.1.3
dispose of or grant any Encumbrance in respect of any part of its assets, except in the ordinary course of business or grant, issue or redeem any mortgage, charge, debenture or other security or give any guarantee (other than standard customer guarantees in the ordinary course of business) or indemnity;

13.2.1.4	hire any new employees except for a direct replacement on equivalent positions, terms and conditions of a current full time employee who has retired or otherwise left the employ of a Group Company;

13.2.1.5
grant or announce to any person (including employees, directors or self-employed managers) any proposal to grant increased salaries or other benefits (including tax and social security treatment of remuneration and benefits in kind) (except as a consequence of mandatory law or mandatory collective bargaining agreements) or enter into or terminate (except for serious cause) any employment, consultancy or management agreement;

13.2.1.6
enter into any collective bargaining agreements or other arrangements with any unions or announce, decide or implement any collective dismissals or other employee-related restructuring, or a change in joint committee, or establish an employee representative body, except when required by law or following a final court order;

13.2.1.7	permit any of its insurances to lapse or do anything which would make any policy of insurance void or voidable;

13.2.1.8	set up any branch or subsidiary or acquire any shares or any other interest in any other company or business or enter into or terminate a partnership or joint venture;

13.2.1.9	allot, issue or grant any right to subscribe for shares or other securities convertible into shares in the capital of a Group Company;

13.2.1.10	sell or buy any fixed assets (other than current assets to the extent necessary in the ordinary or usual course of business);

13.2.1.11	redeem any of the Shares or reduce the capital of a Group Company;

13.2.1.12
enter into any agreement or arrangements with the Vendor or a member of the Vendor Group or any of their affiliates, officers, directors, employees or related individuals (other than in the ordinary and usual course of business);

13.2.1.13	change the accounting policies of the Group Companies;

13.2.1.14	incur any capital expenditure on any individual item in excess of EUR hundred thousand (100,000) or in excess of EUR two hundred fifty thousand (250,000) in aggregate;

13.2.1.15	amend a Group Company’s by-laws;

13.2.1.16	change the business activities or the corporate purpose of a Group Company;

13.2.1.17	settle any litigation which may give rise to a payment by a Group Company in excess of EUR fifty thousand (50,000);

13.2.1.18	terminate, enter into or amend any agency, distribution or similar agreement;

13.2.1.19
terminate, enter into or amend, to any material extent, any contract or arrangement or commitment (whether conditional or unconditional), the term of which extends (or would otherwise extend) to more than twelve months beyond Closing or which has an annual value of EUR two hundred and fifty thousand (250,000) or more;

13.2.1.20	grant or receive any loans, credits or overdraft facilities other than in the ordinary and usual course of business;

13.2.1.21	declare, make or pay any dividend, interim-dividend or other distribution; or

13.2.1.22	agree, conditionally or otherwise, or propose to do any of the foregoing or in any other way depart from the ordinary course of its day-to-day business.

13.2.2
The Vendor shall procure that any payment to an employee or manager of the Group Companies triggered by a change of control of the Group Companies following the transaction under this Agreement shall be made prior to Closing.

13.2.3
Until Closing, and except with the prior written consent of the Purchaser, the Vendor shall not, and shall procure that no Group Company shall, do or omit to do, or cause to be done or omitted to be done, any act or thing which would result (or would be likely to result) in any Warranty being incomplete, untrue, inaccurate or misleading at Closing.

13.3	Notice of any change

13.3.1	The Vendor shall promptly (and in any event before Closing) give notice to the Purchaser of any matter or circumstance arising after the date of this Agreement and before Closing which:

13.3.1.1
constitutes (or which after a lapse of time would constitute) a breach of any of the Warranties or the undertakings or other obligations of any Vendor under this Agreement or any other Acquisition Document; or

13.3.1.2	will result (or is likely to result) in any Warranty being breached at Closing; or

13.3.1.3	has, or is likely to have a Material Adverse Effect.

13.3.2
The Vendor, if and to the extent reasonably possible and requested by the Purchaser, shall use his best efforts to prevent or remedy the relevant matter or circumstance before Closing so as to limit, to the fullest extent possible, its effect or its likely effect on the Purchaser, the relevant Group Company and the relevant Group Company's assets. Such request of the Purchaser or any action undertaken by the Vendor as a result thereof is without prejudice to the Purchaser's right to terminate the Agreement prior to Closing in accordance with Section 5.

13.4	Restructuring

The Vendor shall procure that the Restructuring shall be completed prior to the Closing Date in accordance with the step plan set out in Schedule G. If the Restructuring has not been completed prior to the Closing Date, the Vendor shall upon request by the Purchaser procure that all of the shares and securities of Demetteir NV shall be transferred to the Purchaser instead of a transfer of the Shares (of Percival SA), in which case this Agreement shall mutatis mutandis be deemed to refer to a transfer of such shares and securities of Demetteir NV and, as the case may be, the Vendor shall assume any and all liabilities and costs related to the unwinding of the Restructuring.

13.5	Insurance policy

The Vendor and the Purchaser, acting jointly, shall use their best efforts to obtain the Insurance Policy within three (3) weeks following the Signing Date.

The Purchaser and the Vendor shall each pay 50% of (i) the premium of the Insurance Policy, and (ii) the broker fees for the Insurance Policy, subject to an aggregate cap of EUR six hundred thousand (600,000) for the Vendor, including, where applicable VAT and other applicable taxes.

13.6	Managed Accounts Agreement

As soon as reasonably possible after Signing, the Vendor and the Purchaser shall, and the Vendor shall procure that Banque Degroof shall, negotiate in good faith, finalise and execute the Managed Accounts Agreement, substantially in accordance with the terms and provisions set out in the Solvency Letter attached as Schedule H.

Vendor shall have the option, subject to the Purchaser’s prior approval, to replace all or part of the cash deposited on the Managed Account by an insurance covering an amount of risk equivalent to the Restructuration Tax risk. In the event the Vendor and the Purchaser agree to replace part of the Managed Account by said insurance, the Original Managed Account Cash shall be reduced in an amount equal to the coverage of the insurance.

14.	POST-CLOSING COVENANTS

14.1	Definition of Business

For the purpose of Section 12, "Business" shall mean the business of the Group Companies as existing as of date hereof or on the Closing Date. This Business is defined as the following activities: the manufacture, distribution, marketing and sale of chemicals as currently being traded by the Group Companies.

14.2	Non-compete covenant

14.2.1
From the Closing Date until three (3) years after the Closing Date (the Non-Competition Period), the Vendor agrees not to, directly or indirectly, own, manage, operate or engage in the Business anywhere in the world where any Group Company is doing business or currently actively planning to do business. Notwithstanding the foregoing, the beneficial ownership of less than three percent (3%) of the equity interests of any corporate entity having a class of equity interest actively traded on a national securities exchange or over-the-counter market will not be deemed, in and of itself, to violate the prohibitions of Subsection 14.2.

14.2.2
In the event of a breach of obligations under this Subsection 14.2, the Vendor shall pay to the Purchaser or, at the Purchaser's sole option, to a Group Company, EUR two hundred and fifty thousand (250,000) for each breach and, in addition, EUR twenty five thousand (25,000) for each day that breach continues, without the need to serve prior notice or the need of a court order and without prejudice to any right of the Purchaser or the relevant Group Company to recover damages in excess of the amounts specified in this Subsection. All Parties acknowledge the importance of the obligations under this Subsection for the Purchaser and that such amounts represent a genuine and reasonable estimate of the damage likely to be suffered by the Purchaser and/or the Group Companies in the event of a breach.

14.2.3	The Vendor acknowledges that the provisions of this Section are no more extensive than is reasonable to protect the Purchaser as the purchaser of the Shares.

14.3	Non-Solicitation of employees

From the Closing Date until three (3) years after the Closing Date, the Vendor agrees not to, directly or indirectly, (a) solicit for employment or other similar relationship any employee or self-employed manager of the Group Companies other than such person whose employment was terminated; or (b) induce or attempt to induce any employee or self-employed manager of any Group Company to terminate his employment with the relevant Group Company.

14.4	Discharge of liability

The Purchaser shall procure that a shareholders meeting of the Company is held at the time the Accounts (if not approved by Closing Date) and the annual accounts of the Company which relate to the current financial year need to be approved and that any liability of the Company's directors is discharged without reservation in accordance with article 554 of the BCC, except in the event of fraud, gross negligence or willful misconduct.

14.5	Tax Matters

14.5.1
In regards to Tax Returns required to be filed during the year including the Closing Date, to the extent reasonably practicable, the Vendor and the Purchaser will assist each other and provide all required documentation, including any Vendor’s information potentially required as part of the Tax Return filing within a reasonable time to allow the Purchaser and the Vendor to accurately and timely complete their Tax Returns.

14.5.2
To the extent reasonably practicable, the Vendor and the Purchaser will provide each other all documentation that supports all filed Tax Returns for all Taxes for any period still open to Tax audit. This information will include trial balances, accounting records and reports including payroll records, fixed asset registers and any other pertinent information necessary to support the income and deductions reported on the Tax Return.

14.5.3
In case of an audit of any tax year for any Tax involving Group Companies, the Purchaser will notify the Vendor of said such audit with fourteen (14) days of receipt of the audit notification. To the extent reasonably practicable, the Vendor will agree to support the Purchaser in accumulating any information that is needed to defend the positions taken on the audited Tax Return. The provisions of Subsection 9.7 shall apply mutatis mutandis.

14.5.4	The Purchaser is required to notify the Vendor five (5) Business Days before the Closing Date of any withholding Taxes that Purchaser is required to withhold from the closing payment, if applicable.

14.5.5	The Purchaser and the Vendor will split equally any transfer Taxes payable upon transfer of the Shares, excluding capital gains Tax, if applicable.

14.6	Enforcement by the Group Companies

The relevant covenants in this Section 14 may be enforced by each Group Company with the prior written consent of the Purchaser against the Vendor as a third party beneficiary under article 1121 of the Belgian Civil Code.

14.7	Right of first refusal to acquire the Agorive Land I and the Agorive Land II

The Vendor shall cause that the Purchaser be granted by the relevant person or entity, for a duration of five (5) years as from the Closing Date, a right of first refusal for the acquisition of the Agorive Land I and the Agorive Land II in the event of a contemplated sale to a third party, upon terms and conditions that are not less favorable than those granted to such third party.

14.8	Put option to sell the Original PSP Securities

14.8.1
The Purchaser hereby grants to Vendor an option to sell and transfer all (but not part) of the Original PSP Securities, on (but not prior to) the date that is six months from the Closing Date (the Put Option Date) to the Guarantor (the Put Option). The consideration payable by the Guarantor for the transfer of the Original PSP Securities under the Put Option shall be an amount equal to EUR fifteen million (15,000,000) (the Put Option Consideration). For the avoidance of doubt, the Purchaser and the Vendor agree that the Put Option Consideration is a net value, excluding any deduction (brokers fee, Tax, etc.).

14.8.2	The Vendor may exercise the Put Option by the service of a notice on the Purchaser and the Guarantor at the latest on the fifth Business Day prior to Put Option Date.

14.8.3
Upon the transfer on the Put Option Date of the Original PSP Securities, free and clear from any and all Encumbrances, by the Vendor to the Guarantor, the Guarantor shall pay the Put Option Consideration by wire transfer to the cash blocked account under the Managed Accounts Agreement.

14.8.4	The Put Option may not be sold, transferred, assigned to any third party or in any way be made subject to any Encumbrance.

14.8.5	If the Vendor does not exercise the Put Option in accordance with this Section 0, the Put Option shall cease to be exercisable and lapse immediately.

14.9	Original PSP Securities transfer restrictions

Without prejudice to Section 14.8, Vendor shall not be entitled to transfer any of the Original PSP Securities prior to 2 January 2018 without the prior written agreement of Purchaser, it being understood that (i) as of 2 January 2016, a maximum 1/3 of the Original PSP Securities may be freely transferred by the Vendor, and (ii) as of 2 January 2017, an additional maximum 1/3 of the Original PSP Securities may be freely transferred by the Vendor, subject to the terms and provisions of the Solvency Letter.

15.	CONFIDENTIALITY - ANNOUNCEMENTS

15.1	Confidentiality

The Vendor shall not for a period commencing on the Signing Date and expiring five (5) years after the Signing Date, except as required by Law, disclose or divulge to any person (other than to key officers or employees of the Group) or use (other than for the benefit of the Purchaser or its group) any Confidential Information which may be within or have come to his knowledge.

15.2	Announcement

No announcement, communication or circular concerning this Agreement shall be made by or on behalf of any Party without the approval of the other Party (such approval not to be unreasonably withheld or delayed) save for announcements to employees, customers, suppliers and agents of the Group and/or the Purchaser and/or any company which is a member of the same group of the Purchaser in such form as may be reasonably agreed between the Parties. Furthermore, the Purchaser shall abstain to refer to the name of the Vendor in any communication. Notwithstanding the foregoing, any Party shall be entitled to make the announcements required by Law in the form required by Law.

16.	INDEMNIFICATION

The Vendor agrees to indemnify the Purchaser in full for and against all losses, liabilities, claims, damages (including reasonable attorney’s fees), deficiencies, fines and penalties incurred by the Purchaser or the Group Companies (whereby any such losses incurred by any Group Company will be deemed to have been incurred by the Purchaser in the same amount, without prejudice to the Purchaser’s right to prove higher losses, in connection with any breach of any of the covenants of the Vendor set forth in Sections 13, 14 and 15

17.	FURTHER ASSURANCE AND ATTORNEY

Each of the Parties hereby undertakes to make every effort to take all measures or to ensure that all measures necessary or useful are taken in a timely manner for the completion of the transactions contemplated herein.

In the event that after the Closing Date, any additional measures are necessary or desirable for the completion of the transactions contemplated herein, the Parties shall take all such measures, or shall ensure that they are taken.

18.	MISCELLANEOUS

18.1	Successors and Assignment

18.1.1	This Agreement shall be binding on and inure for the benefit of each Party's successors and personal representatives.

18.1.2	Except as permitted by this Subsection 18.1, all rights and benefits under this Agreement are personal to the Parties and may not be assigned without the prior written consent of the other Party.

18.1.3	The Purchaser may assign the benefit of this Agreement to any member of the Purchaser Group and if it does so:

18.1.3.1	the assignee may enforce the obligations on the part of the Vendor under this Agreement as if it had been named in this Agreement as the Purchaser;

18.1.3.2	the assignment shall not in any way operate so as to increase the liability of the Purchaser or the Vendor under this Agreement; and

18.1.3.3
if the assignee ceases to be a member of the Purchaser's Group, the Purchaser shall procure that the benefit of this Agreement is re-assigned to the Purchaser or assigned to another member of the Purchaser Group.

18.1.4
The Parties agree that between the date of this Agreement and the Closing Date, the Purchaser may transfer and assign all rights and obligations under this Agreement to a direct or indirect subsidiary (as defined in article 6 of the BCC) provided that any such assignment by the Purchaser (a) shall not prejudice the rights or remedies of the Vendor; (b) shall not increase the obligations or liabilities of the Vendor under this Agreement; and (c) if any such subsidiary subsequently ceases to be a direct or indirect subsidiary of the Purchaser, the Purchaser shall procure that before such assignee so ceases it shall re-assign such rights and obligations to the Purchaser or to another direct or indirect subsidiary of the Purchaser.

18.1.5
Notwithstanding the forgoing and anything to the contrary in this Agreement, and as material reason for the Vendor entering into this Agreement, in light of the favorable tax regime applying to the Vendor in respect of the sale of the Shares, the Purchaser shall not transfer or assign in any manner (including in particular by way of merger or spin off or liquidation) any of its rights and obligation under this Agreement during the period between the Signing Date and the Closing date (such dates included) and any of the Shares during the twelve (12)-month period following the Closing Date plus two (2) days. The Purchaser shall hold the Vendor harmless and fully indemnify the Vendor for any cost, Tax incurred or paid or due by the Vendor that would not have otherwise been incurred, paid or due in the event of any breach of these obligations.

18.2	Entire Agreement

This Agreement together with each of the other Acquisition Documents represent the entire agreement existing between the Parties relating to the subject matter hereof or thereof and supersede all prior understandings and agreements of the Parties with respect to the subject matter hereof and thereof.

18.3	Waiver and Amendments

18.3.1	No modification of or amendment to this Agreement shall be valid unless set forth in an instrument in writing signed by each of the Parties.

18.3.2
Any waiver of any term or condition of this Agreement must be set forth in an instrument in writing signed by the waiving Party and must refer specifically to the term or condition to be waived and to the circumstances of such waiver. No such waiver shall be deemed to constitute a waiver applicable either to other circumstances involving the same term or condition or to any other term or condition of this Agreement.

18.4	Agreement Continues In Force

This Agreement shall remain in full force and effect so far as concerns any matter remaining to be performed at the Closing even though the Closing shall have taken place.

18.5	Severability

If any provision of this Agreement is held to be invalid in whole or in part, the validity of the remaining provisions of the Agreement shall not be affected. In such event, the Parties shall, if possible, substitute for such invalid provision a valid provision corresponding to the spirit and purpose thereof.

18.6	Notices

18.6.1	All notices and communications provided for herein shall be deemed to have been duly given if delivered to the following addresses:

If to the Vendor, to: Marc van Moerbeke

To the attention of:	Marc van Moerbeke
Address:	c/o Banque Degroof 44 rue de L'Industrie, 1040 Brussels, Belgium
Email address

With copy to: Banque Degroof

To the attention of:	Matthieu Bocquet and Jean-Louis Waucquez
Address:	18 rue Guimard, 1040 Brussels, Belgium
Email address	matthieu.Bocquet@degroof.be and jeanlouis.waucquez@degroof.com

and

With copy to: Tegris

To the attention of:	René-Pierre Azria
Address	400 Park Avenue, Suite 1510, New York, NY 10022
Email address	razria@tegris.com

If to the Purchaser, to: MacDermid Agricultural Solutions Holdings B.V.

To the attention of:	John Cordani
Address:	245 Freight Street Waterbury, CT. 06702 USA
Email address	jcordani@macdermid.com

With copy to: Allen & Overy LLP

To the attention of:	Patrick Smet and Frederiek Adams
Address:	Avenue de Tervueren 268A 1150 Brussels Belgium
Email address	patrick.smet@allenovery.com frederiek.adams@allenovery.com

If to the Guarantor, to: Platform Specialty Products Corporation

To the attention of:	John Cordani
Address:	245 Freight Street Waterbury, CT. 06702 USA
Email address	jcordani@macdermid.com

With copy to: Allen & Overy LLP

To the attention of:	Patrick Smet and Frederiek Adams
Address:	Avenue de Tervueren 268A 1150 Brussels Belgium
Email address	patrick.smet@allenovery.com frederiek.adams@allenovery.com

or to such other addresses as the addressees shall indicate in accordance with the provisions of this Subsection 18.6.1.

18.6.2
All notices or communications shall be in writing and in English and (i) hand delivered against a receipt signed and dated by the addressee, or (ii) sent by registered mail with return receipt requested, or (iii) sent by a nationally or internationally recognized overnight courier (Fedex, DHL, etc.), or (iv) email (provided that the sender of the notice or communication by email also delivers a copy of the notice or communication by way of one of the methods set out in (i), (ii) or (iii) of this Subsection 18.6.2 by no later than 5pm (local time at the place of destination) on the day that is two (2) days after the date of the original notice or communication by email is deemed to have been received in accordance with this Subsection). They shall be deemed to have been received (w) on the date stated on the receipt by the addressee in case of a hand delivery, or (x) on the date of first attempted delivery in the case of registered mail, (y) on the date of delivery indicated in the delivery receipt, in the case of overnight courier, or (z) if sent by email, at the time the email is sent.

18.7	Costs

The Parties shall each only be responsible for the payment of all fees and costs respectively incurred by them in connection with this Agreement and all other Acquisition Documents and the transactions contemplated herein and thereby, including the fees and disbursements of their respective financial advisors, accountants, attorneys or other representatives.

18.8	Interest on due amounts

Except as otherwise expressly provided in this Agreement, if a Party defaults in making any payment when due of any sum payable under this Agreement, it shall pay interest on that sum from (and including) the date on which payment is due until (but excluding) the date of actual payment (after as well as before any judgment) at an annual rate of 4%, which interest shall accrue from day to day, without the need for any specific notice. The interest will be compounded annually.

18.9	Counterparts

This Agreement may be executed in any number of counterparts each of which when executed by one or more of the Parties hereto shall constitute an original but all of which shall constitute one and the same instrument.

18.10	Governing Law and Jurisdiction

18.10.1	This Agreement shall be governed by and construed in accordance with the Laws of Belgium.

18.10.2
The Parties irrevocably agree that the French-speaking courts of Brussels shall have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement and that accordingly, any Proceedings arising out of or in connection with this Agreement shall be brought in such court.

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first written above.

Mr Marc Van Moerbeke Vendor	) ) /s/ Marc Van Moerbeke )

Platform Specialty Products Corporation, on behalf of itself, as Guarantor, and on behalf of its fully owned subsidiary MacDermid Agricultural Solutions Holdings B.V., as Purchaser

By Frank Monteiro, CFO
) ) /s/ Frank J. Monteiro )